As filed with the Securities and Exchange Commission on December 8, 2009
Registration No. ___-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GTX Corp
(Exact name of registrant as specified in its charter)

Nevada	3663	98-0493446
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

117 W. 9th Street, #1214 Los Angeles, CA 90015 (213) 489-3019 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Murray Williams,
Chief Financial Officer
GTX Corp
117 W. 9th Street, #1214
Los Angeles, California 90015
(213) 489-3019
(Name, address, including zip code and telephone
number, including area code, of agent for service)

Copies to:

Istvan Benko, Esq.
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 553-4441

Approximate date of commencement of proposed sale to public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	12,000,000	$0.19	$2,280,000	$127.22

(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the last sale price of the common stock of the Registrant as reported on the OTC Bulletin Board on December 4, 2009.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securities offered pursuant to this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUBJECT TO COMPLETION, DATED ________

GTX Corp
12,000,000 SHARES OF COMMON STOCK

This prospectus relates to the offer and resale of up to 12,000,000 shares of our common stock, par value $0.001 per share, by the selling stockholder, Dutchess Opportunity Fund, II, L.P. (formerly known as Dutchess Equity Fund, LP, and herein referred to as “Dutchess”), which Dutchess has agreed to purchase pursuant to the investment agreement we entered into with Dutchess on November 16, 2009.  Subject to the terms and conditions of the investment agreement, which we refer to in this prospectus as the “Investment Agreement,” we have the right to “put,” or sell, up to $10.0 million in shares of our common stock to Dutchess.  This arrangement is sometimes referred to as an “Equity Line.”  For more information on the selling stockholder, please see the section of this prospectus entitled “Selling Stockholder” beginning on page 17.

We will not receive any proceeds from the resale of these shares of common stock offered by Dutchess.  We will, however, receive proceeds from the sale of shares to Dutchess pursuant to the Equity Line.  When we put an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement. Generally, in respect of each put, Dutchess will pay us a per share purchase price equal to ninety-four percent (94%) of the volume weighted average price, or “VWAP,” of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date Dutchess receives our put notice.

Dutchess may sell the shares of common stock from time to time at the prevailing market price on the Over-the Counter (OTC) Bulletin Board, or on an exchange if our shares of common stock become listed for trading on such an exchange, or in negotiated transactions.  Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Line.  For more information, please see the section of this prospectus titled “Plan of Distribution” on pages 50 through 51.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GTXO”. The last reported sale price of our common stock on the OTC Bulletin Board on December 4, 2009 was $0.19 per share.

Investing in the offered securities involves risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 6, as well as those set forth in any prospectus supplement.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2009.

- i -

STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements included in this prospectus and any prospectus supplement contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus and any prospectus supplement, including statements regarding our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to our company, are intended to identify forward-looking statements. All statements, other than statements of historical fact, included in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward looking statements.

Forward-looking statements reflect only our current expectations. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements due to a number of uncertainties, many of which are unforeseen, including:

•	the uncertain market acceptance of our existing and future products;

•	our need for, and the availability of, additional capital in the future to fund our operations and the development of new products;

•	rapid changes in the telecommunications industry and the development of new wireless technologies that may affect the utility and commercial viability of our products;

•	the timing and magnitude of expenditures we may incur in connection with our ongoing product development activities;

•	the success, timing and financial consequences of new strategic relationships or licensing agreements we may enter into; and

•	the level of competition from our existing and from new competitors in our marketplace.

In addition, you should refer to the “Risk Factors” section of this prospectus beginning on page 6 for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and any prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements. All subsequent written and oral forward looking statements attributable to us or the persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. Before making any investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section of this prospectus beginning on page 6, the financial statements and the notes to the financial statements. Unless stated otherwise, references in this prospectus to the terms “GTX Corp,” “Company,” “we,” “us,” or “our” refer to the ongoing operations of GTX Corp, a Nevada corporation (formerly known as Deeas Resources Inc.) and its wholly-owned subsidiaries, Global Trek Xploration, LOCiMOBILE, Inc., and Code Amber News Service, Inc.

The Company

GTX Corp provides various interrelated and complimentary products and services in the Personal Location Services marketplace. The Company develops and integrates two-way global positioning system (GPS) technologies that seamlessly integrate with consumer products and enterprise applications. We currently provide these personal location solutions through hardware devices and platform licensing in the U.S. and have commenced such sales in Mexico, Guatemala, Israel and Nepal.  We also recently commenced providing personal location smart phone applications (Apps) in the U.S. and abroad.  To date, these smart phone Apps have been uploaded in 58 countries.  Our Personal Location Services also include the location of missing children through our Amber Alerts and location and identification products that we have commenced marketing as part of the Amber Alert platform.  We believe that GTX Corp differentiates itself from other providers of personal location solutions because of its ability to integrate customizable form factors with dedicated functionality and personalized interfaces to offer consumers and businesses localized applications that harness the full spectrum of GPS enabled Personal Location Services.

We currently conduct our operations through three wholly-owned subsidiaries that operate in related sectors of the personal location-based market.  In general, our subsidiaries and operations consist of the following:

•
Global Trek Xploration, a California corporation (“GTX California”), currently offers a global positioning system (GPS) and cellular location platform that utilizes the latest in miniaturized, low power consumption technology that enables subscribers to track in real time the whereabouts of people, pets or high valued assets through GTX California’s customizable transceiver module, wireless connectivity gateway, smart phone Apps, middleware and viewing portal.  We launched our initial product, GpVector™, during the third calendar quarter of 2008 on a limited basis.  During 2009, we have entered into various development and test agreements that, if successfully consummated, are expected to generate recurring revenues commencing in 2010.  In May 2009 we entered into a platform test agreement with Aetrex Worldwide, Inc., a global leader in pedorthic and orthotic footwear to embed our technology into their footwear products, to bring GPS shoes to the senior citizens market.  In September 2009, we entered into a binding exclusive agreement with Kalika Group, one of Nepal’s largest and most respected business conglomerates for the deployment of GTX California’s proprietary GPS technologies and product line into Nepal, India, Pakistan, Bangladesh, Sri Lanka, Maldives and Bhutan – a marketplace comprising of an emerging, dynamic economy with a combined population of over 1.5 billion. In October 2009, GTX California entered into an exclusive product test agreement with MMX to develop an industry first, proprietary GPS enabled transport container.  MMX is a worldwide provider of specialty critical and security sensitive global transportation and logistics services.

•
GTX Corp also owns and operates LOCiMOBILE, Inc., its subsidiary that develops applications which transform smart phones into real time two-way GPS personal location transceivers.  In April 2009, LOCiMOBILE, Inc. launched a test version of LOCiMe, the first in a series of geo-specific applications.  In June 2009, LOCiMOBILE, Inc. launched iLOCi2TM, its second in a series of geo-specific applications that transform iPhones into real time, GPS transceivers, utilizing some of the latest technological breakthroughs of the Apple 3.0 operating system.  LOCiMOBILE, Inc. expects to release these services for other GPS enabled handsets in the near future.  LOCiMOBILE, Inc. is currently developing more applications for the iPhone and has begun development on other platforms such as the BlackBerry® and Google Android® phones.

•
Our Code Amber News Service, Inc. (“CANS”) subsidiary is dedicated to the recovery of missing persons and is the leading U.S. and Canadian syndicator of online Amber Alerts (public notifications of child abductions), reaching an audience of 1.8 billion through its web site ticker and point of display feeds presented by retail merchants, Internet service providers, corporate sponsors, affiliate partners and Federal, State and Local agencies.  CANS, a member of ONA (Online News Association) and RTNDA (Radio Television News Directors Association), began selling Code Amber News Service subscriptions and sponsored links in February 2009.  In September 2009, CANS launched its Code Mobile wireless alert application and service for the iPhone ®, BlackBerry® and Google Android® phones.   Code Mobile Alerts are distributed to subscribers in real-time and are sorted by State utilizing the phone’s GPS capabilities.  CANS is able to generate revenues through advertising that appears on the Code Mobile Alert App and on the CANS website portal.  In November 2009, CANS signed a licensing agreement with Verytag LLC for the rights to commercialize a secure digital identification tag that we intend to market and sell under our brand as the “Code Amber Alertag.”  The Altertag identification tag, which we expect to commence selling in early 2010, will be sold on the Company’s Code Amber website.  CANS has also established a relationship with Brick House Security pursuant to which we have begun selling Brick House Security’s child locating products on our Amber Alert website.  CANS and Brick House Security are also working to jointly develop additional child safety and protection programs.

GTX Corp has recognized Latin America as a growing and strategically important market.  We have now engaged this market through partnerships and have hired bilingual sales and technical support staff.  In addition, to make our products accessible in these new markets, we have localized our software into Spanish.  GTX Corp has also commenced selling personal location solutions in Mexico, Brazil, Colombia, Peru, Chile, Venezuela and Guatemala, through hardware devices, platform licensing and smart phone Apps. We expect to see material growth in these territories in 2010 as we increase marketing efforts and bring on additional customers, and as future customers become more aware of our technology and its benefits- peace of mind by knowing where someone or something of high value is in real time through any internet accessible device.

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary is derived from our financial statements for the quarters ended September 30, 2009 and 2008 and the years ended December 31, 2008 and 2007.

	Quarters ended September 30,		Years ended December 31,
	2009	2008	2008	2007
Revenues	$126,704	$235,102	$424,166	$26,000
Cost of goods sold	60,448	193,864	334,482	-
Net profit	66,256	41,238	89,684	26,000

Salaries and professional fees	388,836	795,242	2,704,775	796,881
Research and development	5,782	112,632	371,924	240,500
General and administrative	115,715	133,355	402,293	280,366
Operating expenses	510,333	1,041,229	3,478,992	1,317,747

Loss from operations	(444,077)	(999,991)	(3,389,308)	(1,291,747)
Other income (expense)	6,837	14,000	(11,975)	(35,907)
Net loss	$(437,240)	$(985,991)	$(3,401,283)	$(1,327,654)

Business History

GTX Corp was incorporated in the State of Nevada on April 7, 2006 under its former name “Deeas Resources Inc.”  On March 14, 2008, this company (Deeas Resources Inc.) acquired all of the outstanding capital stock of Global Trek Xploration, a California corporation (“GTX California”), in exchange for the issuance of 18,000,001 shares of GTX Corp common stock (the “Exchange Transaction”).  Shortly thereafter, we changed our name to GTX Corp.

Although we acquired GTX California in the Exchange Transaction, for accounting purposes, the Exchange Transaction was treated as an acquisition of GTX Corp and a recapitalization of GTX California.  Accordingly, the financial statements contained in this prospectus, and the following description of our results of operations and financial condition, reflect (i) the operations of GTX California alone prior to the Exchange Transaction, and (ii) the combined results of this company and all three of its subsidiaries since the Exchange Transaction.

Immediately following the closing of the Exchange Transaction, we raised a total of $2,000,000 in a private placement through the sale to qualified investors of an aggregate total of 2,666,668 units (“Units”) at a price of $0.75 per Unit (the “Financing”).  Each Unit consists of one share of common stock and one warrant (“Warrant”) to purchase one share of common stock at an exercise price of $1.25 per share. These Warrants had terms of 12 and 18 months and, as a result, have now expired.

At closing of the Exchange Transaction, pursuant to the Exchange Agreement, we also converted a $1,000,000 bridge loan, plus accrued and unpaid interest, made by Jupili Investment S.A. to GTX California (“Bridge Loan”) into Units at a conversion price of $0.75 per Unit, based upon the same terms and conditions as the Financing. Thus, concurrently with the Exchange Transaction, we also issued to Jupili 1,374,334 shares of common stock and warrants to purchase an aggregate of 1,374,334 shares of our common stock.  These warrants have now expired.

In May 2008 we completed a second private placement (the “Additional Financing”) of 1,732,000 units (“Additional Units”) of our securities.  The Additional Units were sold at a price of $1.00 per Additional Unit for aggregate proceeds of $1,732,000. Each Additional Unit consisted of one common share and one share purchase warrant (“Additional Warrant”).  Each Additional Warrant is exercisable at an exercise price of $1.50 per share for a three-year term.

Our Principal Executive Offices

Our principal executive offices are located at 117 W. 9th Street, Suite 1214, Los Angeles, California 90015.  Our telephone number is (213) 489-3019 and our website address is www.GTXCorp.com.  Information included or referred to on our website is not a part of this prospectus.

THE OFFERING

This prospectus relates to the resale of up to 12,000,000 shares of our common stock by Dutchess Opportunity Fund, II, L.P. (formerly known as Dutchess Equity Fund, LP, and herein referred to as “Dutchess”).  Dutchess will acquire our common stock pursuant to the terms and conditions of the Investment Agreement.

The Investment Agreement with Dutchess provides that Dutchess is committed to purchase from us, from time to time, up to $10,000,000 of our common stock over the course of thirty-six months.  We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement.  When we “put”, or sell, an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement.  Generally, in respect of each put, Dutchess will pay us a per share purchase price equal to ninety-four percent (94%) of the VWAP of our common stock during the five consecutive trading day period beginning on the trading day immediately following our put notice.  The maximum number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is 12,000,000.

Securities Offered	Up to 12,000,000 shares of our common stock by Dutchess, the selling stockholder.

Offering Price	To be determined by the prevailing market price for the shares at the time of the sale.

Use of Proceeds
We will not receive any proceeds from the sale of shares by the selling stockholder.  However, we will receive proceeds from the shares of our common stock that we sell to Dutchess under the Equity Line. See “Use of Proceeds.”

Risk Factors
An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the shares of common stock offered hereby.

OTC Bulletin Board Symbol	GTXO

The total number of shares of our common stock outstanding as of December 7, 2009 is 39,466,540, and excludes:

•	12,000,000 shares of common stock reserved for issuance upon puts to Dutchess pursuant to the Equity Line;

•	4,412,500 shares of common stock issuable upon exercise of outstanding stock options at exercise prices ranging form $0.06 to $1.93 (a weighted average exercise price of $0.60 per share); and

•	1,955,750 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at exercise prices ranging from $0.75 to $1.50.

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

RISK FACTORS

In addition to the other information included in this prospectus and any prospectus supplement, the following factors should be carefully considered in evaluating our business, financial position and future prospects. Any of the following risks, either alone or taken together, could materially and adversely affect our business, financial position or future prospects. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we have projected. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also materially adversely affect our business, financial position or future prospects.

Risks Related to Our Business

We have had operating losses since formation and expect to continue to incur net losses for the near term.

Although we were formed in 2002, we have only recently commenced selling our products and, accordingly, have a limited operating history.  As of September 30, 2009, we had an accumulated deficit of approximately $9,001,930.  We have reported net losses of approximately $3,401,000 and $1,328,000 for the fiscal years ended December 31, 2008 and 2007, respectively.  We received the first order for our products in September 2008, and we have only generated total revenues of $450,000 during the past two fiscal years.  Unless our sales increase substantially in the near future, we anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability.  In order to achieve profitable operations we need to significantly increase our revenues from the sales of product and licensing fees.   We cannot be certain that our business will ever be successful or that we will generate significant revenues and become profitable.

We have no experience or extensive history of operations or sales.

To date, we have only introduced one gpVector™ product that has been sold to a small number of customers.  Accordingly, our business model has not yet been tested in the market and we have no operating or sales history on which an investor can evaluate our operations and prospects.  In addition, our LOCi Mobile™ product, and its upgrade, were commercially released in mid-2009 and, accordingly, have not had substantial market penetration.  Because of the limited sales of our products to date, we have no data to support our belief that our products will be accepted by the market and will be able to sustain our business.  Our business plan is heavily dependent upon a number of other products that we have not yet completed and/or commercially released.  Accordingly, we are unable to accurately forecast the market acceptance of our existing and future products.  As a result, an investment in our company is highly speculative and no assurance can be given that the stockholders will realize any return on their investment or that they will not lose their entire investment.

The nature of our business is speculative and dependent on a number of variables beyond our control that cannot be reliably ascertained in advance.

The revenues and profits of an enterprise involved in the location based business are generally dependent upon many variables.  Our customer appeal depends upon factors which cannot be reliably ascertained in advance and over which we have no control, such as unpredictable critic reviews and appeal to the public.  As with any relatively new business enterprise operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen marketing difficulties, excessive research and development expenses, unforeseen negative publicity, competition, product liability issues, manufacturing and logistical difficulties, and lack of operating experience.  Many of the risks may be unforeseeable or beyond our control.  There can be no assurance that we will successfully implement our business plan in a timely or effective manner, that we will be able to generate sufficient interest in our products, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue as a going concern.

Our wireless location products and technology are new and may not be accepted in the market, which would dramatically alter our financial results.

We have had only a limited release of two of our planned wireless locator products in the market, and are currently a party to three product development and test agreements to determine if our products can successfully be sold in other territories (i.e. India, Pakistan, Israel, Nepal, etc.) and incorporated into other consumer and commercial products (such as, for example, in senior citizens’ shoes, and in proprietary GPS enabled transport containers). There can be no assurances that consumer or commercial demand will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results.

In order for our products to be successful, we need to establish market recognition quickly, following the introduction of our products

We believe it is imperative to our success that we obtain significant market share for our products quickly, before other competitors establish a significant market share.  We believe that, if a market for products like ours develops, an early entrant that gains significant market share will dominate the market, significantly reducing opportunities for competitors.  We have limited experience conducting marketing campaigns, and we may fail to generate significant interest.  We cannot be certain that we will be able to expand our brand and capitalize on the commercial acceptance of our products.

We may encounter manufacturing or assembly problems for our products, which would adversely affect our results of operations and financial condition.

Our GpVectorTM product is a new product that we recently introduced.  However, to date, we have only manufactured a limited number of that product.  In addition, we are continually redesigning and enhancing that product and are designing new products based on that technology that we hope to manufacture and market in the near future.  The manufacture and assembly of our products involves complex and precise processes, some of which have subcontracted to other companies and consultants. To date, we have manufactured a limited quantity of products and so we do not yet know whether we will encounter any serious problems in the production of larger quantities of our existing or new products.  Any significant problems in manufacturing, assembling or testing our products could delay the sales of our products and have an adverse impact on our business and prospects. The willingness of manufacturers to make the product, or lack of availability of manufacturing capacity, may have an adverse impact on the availability of our products and on our ability sell our products.  Manufacturing difficulties will harm our ability to compete and adversely affect our results of operations and financial condition, and may hinder our ability to grow our business as we expect.

We may have substantial future cash requirements but no assured financing source to meet such requirements.

We currently have sufficient cash and cash equivalents to support our projected operating needs for the current fiscal year.  In addition, if we need additional funds, we may be able to obtain such additional funds under the Equity Line provided by Dutchess.  However, with limited revenues from sales of our products and services, our business plan that calls for us to continue to improve our products, create new products, and more aggressively market our existing products will require us to obtain additional working capital.  Our future capital requirements will depend on many factors, including continued progress in product enhancements and new product development programs, the magnitude of these programs, the time and costs involved in completion of technological, manufacturing and market requirements, and the cost of finalizing licensing agreements to produce licensing revenues.  We do not know whether additional financing will be available when needed, or on terms favorable to us or our stockholders – particularly in light of current economic conditions which have significantly impacted the availability of credit, and other sources of capital.  We may raise necessary funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements.  To the extent we raise additional capital by issuing equity securities, our stockholders will experience further dilution.  If we raise funds through debt financings, we may become subject to restrictive covenants.  To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or products, or grant licenses on terms that are not favorable to us.

If adequate funds are not available, we may be required to delay, scale-back or eliminate our product enhancement and new product development programs or obtain funds through collaborative partners or others that may require us to relinquish rights to certain of our potential products that we would not otherwise relinquish. There can be no assurance that additional financing will be available on acceptable terms or at all, if and when required.

We currently depend upon one manufacturer for some of the components of our principal products, and if we encounter problems with this manufacturer there is no assurance that we could obtain products from other manufacturers without significant disruptions to our business.

We expect that most of the components and subassemblies of our gpVector™ module will be initially manufactured for us by only one manufacturer. Although we could arrange for other manufacturers to supply these components and subassemblies, there is no assurance that we could do so without undue cost, expense and delay.  If our sole manufacturers are unable to provide us with adequate supplies of high-quality components on a timely and cost-efficient basis, our operations will be disrupted and our net revenue and profitability will suffer.  Moreover, if those manufacturers cannot consistently produce high-quality products that are free of defects, we may experience a high rate of product returns, which would also reduce our profitability and may harm our reputation and brand.  Although we believe that we could locate alternate contract manufacturers, our operations would be impacted until alternate manufacturers are found.

Our markets are highly competitive, and our failure to compete successfully would limit our ability to sell our products, attract and retain customers and grow our business.

 Competition in the wireless location services market in the U.S. and abroad is intense. The adoption of new technology in the communications industry likely will intensify the competition for improved wireless location technologies. The wireless location services market has historically been dominated by large companies, such as Siemens AG and LoJack Corporation.  In addition, a number of other companies such as Trimble Navigation, Verizon, FireFly, Disney, Mattel, Digital Angel Corporation, Location-Based Technologies, Inc. and WebTech Wireless Inc. either have announced plans for new products or have commenced selling products that are similar to our wireless location products, and new competitors are emerging both in the U.S. and abroad to compete with our wireless location services products.  Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition, adversely affecting our sales, and adversely affecting our business and prospects.

We expect to rely heavily on a few licensees of our technology.  The loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on our financial condition and results of operations.

Our current business model assumes that GTX California will license its technologies to only a few companies who will incorporate our technologies into products that they manufacture and market.  Therefore, our revenues in the next several years could be heavily dependent on licenses that we may grant to a limited number of major customers in a few business segments.  Accordingly, the loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on our financial condition and results of operations.

We may not be successful in developing our new products and services.

The market for telecommunications based products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards.  These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce continually new and innovative products and services.  Our success will depend partially on our ability to introduce new products, services and technologies continually and on a timely basis and to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of prospective customers and competitive products.

There can be no assurance that any of our new or proposed products or services will maintain the market acceptance already established.  Our failure to design, develop, test, market and introduce new and enhanced products, technologies and services successfully so as to achieve market acceptance could have a material adverse effect upon our business, operating results and financial condition.

There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products and services, or that our new products and services will adequately satisfy the requirements of prospective customers and achieve significant acceptance by those customers.  Because of certain market characteristics, including technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, the continued introduction of new products and services is critical.  Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of revenue.  There can be no assurance that we will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards.

Additionally, there can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new or improved products and services, or that our new products and services will adequately satisfy the requirements of prospective customers and achieve acceptance by those customers.  In addition, new or enhanced products and services introduced by us may contain undetected errors that require significant design modifications.  This could result in a loss of customer confidence which could adversely affect the use of our products, which in turn, could have a material adverse effect upon our business, results of operations or financial condition.  If we are unable to develop and introduce new or improved products or services in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be materially adversely affected.

Our software products are complex and may contain unknown defects that could result in numerous adverse consequences, resulting in costly litigation or diverting management's attention and resources.

 Complex software products such as those associated with our products often contain latent errors or defects, particularly when first introduced, or when new versions or enhancements are released. We have experienced and addressed errors and defects in the software associated with our GpVectorTM product, but do not believe these errors will have a material negative effect in the future on the functionality of the GpVectorTM product.  However, there can be no assurance that, despite testing, additional defects and errors will not be found in the current version, or in any new versions or enhancements of this software or any of our products, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, and/or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Any product liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims.

Until recently, our operations have been devoted to research and development and we have not launched any of our products to a large number of customers, making it difficult to evaluate our future prospects and results of operations.

GTX California, formed in 2002, dedicated its resources to research and development until recently, and has only launched one gpVector™ product to a limited number of customers.  Also, we have only commercially released our LOCi Mobile™ system.  Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries. Some of these risks and uncertainties relate to our ability to:

•	offer new and innovative products to attract and retain a larger customer base;

•	increase awareness of our brand and continue to develop user and customer loyalty;

•	respond to competitive market conditions;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Our sales are uncertain and we can expect fluctuations in revenues and expenses.

Since we filled our first purchase order in September 2008 with the delivery of approximately 900 gpVector™ units, we have had only sporadic and minor sales.  We have recently signed three product development and test agreements pursuant to which we and our customers are developing and testing products for release in 2010 in various markets and territories.  If these tests are successfully completed, we will, from time to time, receive payments under these agreements.  The amount of revenues we receive, if any, will fluctuate and depend on our customer’s ability to sell the products that contain our technology.  Accordingly, it is uncertain if and when we will receive future orders from our current and potential future customers.  Until we enter into other license agreements that provide us with regular royalties or subscription revenues, or until our LOCi Mobile™ system has been uploaded by a significant number of users who pay our monthly usage fees, our sales will be sporadic and dependent upon sporadic and unpredictable orders from a limited number of customers.

Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income/loss for any quarterly period in which material orders are delayed could vary significantly.  In addition, our costs and expenses may vary from period to period because of a variety of factors, including our research and development costs, our introduction of new products and services, cost increases from third-party service providers or product manufacturers, production interruptions, changes in marketing and sales expenditures, and competitive pricing pressures.

Fluctuations in operating results could adversely affect the market price of our common stock.

Because our revenues and costs may fluctuate significantly, investors should not rely on quarter-to-quarter comparisons of our results of operations or the pro forma financial information as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of our common stock to decline significantly.

There are risks of international sales and operations.

We anticipate that revenue from the sale of our products and services may be derived from customers located outside the United States.  As such, a portion of our sales and operations could be subject to tariffs and other import-export barriers, currency exchange risks and exchange controls, foreign product standards, potentially adverse tax consequences longer payment cycles, problems in collecting accounts receivable, political instability, and difficulties in staffing and managing foreign operations.  Although we intend to monitor our exposure to currency fluctuations, there can be no assurance that exchange rate fluctuations will not have an adverse effect on our results of operations or financial condition.  In the future, we could be required to sell our products and services in other currencies, which would make the management of currency fluctuations more difficult and expose our business to greater risks in this regard.

Our products may be subject to numerous foreign government standards and regulations that are continually being amended.  Although we will endeavor to satisfy foreign technical and regulatory standards, there can be no assurance that we will be able to comply with foreign government standards and regulations, or changes thereto, or that it will be cost effective for us to redesign our products to comply with such standards or regulations.  Our inability to design or redesign products to comply with foreign standards could have a material adverse effect on our business, financial condition and results of operations.

Because of the global nature of the telecommunications business, it is possible that the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws.  There can be no assurance that violations of local laws will not be alleged by state or foreign governments, that we might not unintentionally violate such law, or that such laws will not be modified, or new laws enacted, in the future.

Any of the foregoing factors could have a material adverse effect on our business, results of operations, and financial condition.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.  As a result, our current and potential stockholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and may in the future require our independent registered public accounting firm to annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting.  The process of implementing and maintaining proper internal controls and complying with Section 404 is expensive and time consuming.  We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price.  In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for future listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which may reduce our stock price.

We may suffer from product liability claims.

Faulty operation of our products may result in product liability claims brought against us.  Regardless of the merit or eventual outcome, product liability claims may materially adversely affect our business and further result in:

•	decreased demand for our products or withdrawal of the products from the market;

•	injury to our reputation and significant media attention;

•	costs of litigation; and

•	substantial monetary awards to plaintiffs.

We have purchased annual product liability insurance with liability limits of $1,000,000 per occurrence and $2,000,000 in the aggregate.  This coverage may not be sufficient to fully protect us against product liability claims.  We intend to expand our product liability insurance coverage as sales of our products expand.  Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or limit the commercialization of our products and expose us to liability in excess of our coverage.

Our ability to compete could be jeopardized and our business seriously compromised if we are unable to protect ourselves from third-party challenges or infringement of the proprietary aspects of the wireless location products and technology we develop.

Our products utilize a variety of proprietary rights that are critical to our competitive position. Because the technology and intellectual property associated with our wireless location products are evolving and rapidly changing, our current intellectual property rights may not adequately protect us in the future. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. In addition, monitoring unauthorized use of our products is difficult and we cannot be certain the steps we have taken will prevent unauthorized use of our technology.  Also, it is possible that no additional patents or trademarks will be issued from our currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we distribute or anticipate distributing our products. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property, design or  patents.  In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

•	Significant litigation costs;

•	Diversion of resources, including the attention of management;

•	Our agreement to pay certain royalty and/or licensing fees;

•	Cause us to redesign those products that use such technology; or

•	Cessation of our rights to use, market, or distribute such technology.

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

We depend on our key personnel to manage our business effectively in a rapidly changing market.  If we are unable to retain our key employees, our business, financial condition and results of operations could be harmed.

Our future success depends to a significant degree on the skills, efforts and continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel.  If we were to lose the services of one or more of our key executive officers or other key engineering, manufacturing, operations, sales, marketing and support personnel, we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Our products depend on continued availability of GPS and cellular wireless telecommunications systems.

Our products use existing GPS and cellular wireless telecommunications systems to identify the position of our products.  Any temporary or permanent change in the availability of these systems, or any material change in the existing infrastructure and our ability to access those systems, would materially and adversely affect our business, operating results and financial condition may be materially and adversely affected.

Rapid technological change in our market and/or changes in customer requirements could cause our products to become obsolete or require us to redesign our products, which would have a material adverse affect on our business, operating results and financial condition.

We expect that the market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete.  We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in our product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products our current or future customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on our business, operating results and financial condition.

Changes in the government regulation of our wireless location products or wireless carriers could harm our business.

Our products, wireless carriers and other components of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the “FCC”) and international regulatory bodies. These regulatory bodies could enact regulations that affect our products or the service providers which distribute our products, such as limiting the scope of the service providers' market, capping fees for services provided by them or imposing communication technology standards which impact our products.  Changes in these regulations could affect our products and, thereby, adversely affect our business and operations.

Future acquisitions or strategic investments may not be successful and may harm our operating results.

As part of our strategy, we have in the past acquired or established smaller businesses, and we may do so in the future.   For example, we recently established our LOCiMOBILE, Inc. subsidiary and recently purchased our Code Amber News Service, Inc. subsidiary.  Future acquisitions or strategic investments could have a material adverse effect on our business and operating results because of:

•           The assumption of unknown liabilities, including employee obligations.  Although we normally conduct extensive legal and accounting due diligence in connection with our acquisitions, there are many liabilities that cannot be discovered, and which liabilities could be material.

•           We may become subject to significant expenses related to bringing the financial, accounting and internal control procedures of the acquired business into compliance with U.S. GAAP financial accounting standards and the Sarbanes Oxley Act of 2002.

•           Our operating results could be impaired as a result of restructuring or impairment charges related to amortization expenses associated with intangible assets.

•           We could experience significant difficulties in successfully integrating any acquired operations, technologies, customers’ products and businesses with our existing operations.

•           Future acquisitions could divert substantial capital and our management’s attention.

•           We may not be able to hire the key employees necessary to manage or staff the acquired enterprise operations.

Our executive officers and directors have the ability to significantly influence matters submitted to our stockholders for approval.

Our executive officers and directors, in the aggregate, beneficially own shares representing approximately 19.9% of our common stock. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. On matters submitted to our stockholders for approval, holders of our common stock are entitled to one vote per share. If our executive officers and directors choose to act together, they would have significant influence over all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these individuals, if they chose to act together, would have significant influence on the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Risks Related to our Capital Stock and this Offering

We are registering the resale of a maximum of 12,000,000 shares of common stock which may be issued to Dutchess under the Equity Line.  The resale of such shares by Dutchess could depress the market price of our common stock.

We are registering the resale of a maximum of 12,000,000 shares of common stock under the registration statement of which this prospectus forms a part.  We may issue up to that number of shares to Dutchess pursuant to the Equity Line.  The sale of these shares into the public market by Dutchess could depress the market price of our common stock. As of December 7, 2009, there were 39,466,540 shares of our common stock issued and outstanding.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line.

Our Equity Line with Dutchess contemplates our issuance of up to 12,000,000 shares of our common stock to Dutchess, subject to certain restrictions and obligations.  If the terms and conditions of the Equity Line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell 12,000,000 shares of our common stock to Dutchess, our existing stockholders’ ownership will be diluted by such sales.

Dutchess will pay less than the then-prevailing market price for our common stock under the Equity Line.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a 6% discount to the volume weighted average price (VWAP) of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Dutchess, subject to certain exceptions.  Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Equity Line when needed.

Our ability to put shares to Dutchess and obtain funds under the Equity Line is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time, which is determined in part by the trading volume of our common stock, and a limitation on Dutchess’s obligation to purchase if such purchase would result in Dutchess beneficially owning more than 4.99% of our common stock.  Accordingly, the Equity Line may be available to satisfy all of our funding needs.

Our common stock is thinly traded and the price of our common stock may be negatively impacted by factors that are unrelated to our operations.

Our common stock is currently quoted on the OTC Bulletin Board. Trading of our stock through the OTC Bulletin Board is frequently thin and highly volatile. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our business objectives, the results of our clinical trials, trading volume in our common stock, changes in general conditions in the economy and the financial markets, or other developments which affect us or our industry. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

When we issue additional shares in the future, it will likely result in the dilution of our existing stockholders.

Our certificate of incorporation authorizes the issuance of up to 2,071,000,000 shares of common stock with a $0.001 par value and 10,000,000 preferred shares with a par value of $0.001, of which 39,466,540 common shares were issued and outstanding as of December 7, 2009.  From time to time we may increase the number of shares available for issuance in connection with our equity compensation plans.  Our board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock and may choose to issue some or all of such shares to provide additional financing or acquire more businesses in the future.

Moreover, as of December 7, 2009, we had warrants and options to purchase an aggregate of 6,368,250 shares of our common stock, the exercise of which will further increase the number of outstanding shares.  The issuance of any shares for acquisition, licensing or financing efforts, upon conversion of any preferred stock or exercise of warrants and options, pursuant to our equity compensation plans, or otherwise may result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We have never paid dividends on our common stock and do not anticipate paying any in the foreseeable future.

We have never declared or paid a cash dividend on our common stock and we do not expect to pay cash dividends in the foreseeable future.  If we do have available cash, we intend to use it to grow our business.  Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at that time. In addition, our ability to pay dividends on our common stock may be limited by Nevada corporate law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Sales of a substantial number of shares of our common stock into the public market may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. To the extent stockholders sell shares of common stock, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as stockholders sell their shares could encourage short sales of our common stock. Any such short sales could place further downward pressure on the price of our common stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Amended and Restated Bylaws contain specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders, and permit indemnification of our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Past activities of our company and its affiliates may lead to future liability for our company.

Prior to our acquisition of GTX California in 2008, we engaged in businesses unrelated to our current operations.  Although certain previously controlling stockholders of our company are providing certain indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made regarding such acquisition, any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on our company.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock offered by Dutchess.  However, we will receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement.  The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used to support the commercialization of our current and future products, to fund our research and development activities, for expansion and maintenance of our intellectual property portfolio and for general working capital needs, or for other purposes that our board of directors, in its good faith, deems to be in our best interest

SELLING STOCKHOLDER

The information provided in the table and discussions below has been obtained from Dutchess, the selling stockholder. The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act. As used in this prospectus, “selling stockholder” includes the person or persons listed in the table below, and the donees, pledgees, transferees or other successors in interest selling shares of our common stock received from the named selling stockholder as a gift, pledge, distribution or other non sale-related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

	Beneficial Ownership of Common Shares Prior to this Offering		Number of Shares to be Sold under		Beneficial Ownership of Common Shares After this Offering
Selling Stockholder	Number of Shares	Percent of Class	this Prospectus		Number of Shares(1)	Percent of Class
Dutchess Opportunity Fund, II, L.P. (2)	____	____	12,000,000	(3)	____	____

(1)	These numbers assume the selling stockholder sells all of its shares being offered pursuant to this prospectus.
(2)	Dutchess is a Delaware limited partnership. Michael Novielli and Douglas H. Leighton are directors of Dutchess with voting and investment power over the shares.
(3)	Represents the maximum number of shares issuable by us and purchasable by Dutchess under the Investment Agreement, all of which are being offered by the selling stockholder under this prospectus.

OUR BUSINESS

Overview of the Business and Recent Developments

GTX Corp was incorporated in the State of Nevada on April 7, 2006 under its former name “Deeas Resources Inc.”  On March 14, 2008, we acquired all of the outstanding capital stock of Global Trek Xploration, a California corporation (“GTX California”), in exchange for the issuance of 18,000,001 shares of GTX Corp common stock (the “Exchange Transaction”).  Prior to the Exchange Transaction, this company was engaged in the exploration of mineral properties located in central British Columbia, Canada.  All such prior mineral exploration activities have been halted, and the only operations we intend to conduct in the future relate to location-based businesses conducted by our subsidiaries as described in this Prospectus.

We currently conduct our operations through three wholly-owned subsidiaries that operate in related sectors of the personal location-based market specialized in the monitoring and recovery of missing people, pets and high valued assets.  In general:

•
Our GTX California subsidiary currently offers a GPS and cellular location platform that enables subscribers to track in real time the whereabouts of people, pets or high valued assets through the Company’s miniaturized transceiver module, wireless connectivity gateway, middleware and viewing portal.

•
Our LOCiMOBILE, Inc. subsidiary has developed, and launched applications for the iPhone and other GPS enabled handsets that permit authorized users to locate and track the movement of the holder of the handset.  Three Apps on three different platforms (iPhone, Blackberry and Google Android) have been downloaded in 58 countries. There are several new Apps in development that we are planning to launch in 2010.

•	Our Code Amber News Service, Inc. subsidiary is a U.S. and Canadian syndicator and content provider of all state Amber Alerts (public notifications of child abductions) and missing person alerts.

GTX California, our principal operating subsidiary, has developed and patented a personal location services platform consisting of miniaturized, assisted two-way GPS tracking and cellular location-transmitting technologies used in consumer products and commercial applications to locate and track persons or assets.  Our gpVector™ module, which consists of a miniature transceiver, antenna, circuitry and  battery, can be customized and integrated into numerous products whose location and movement can be monitored in real time over the Internet through our 24x7 location date center (“Location Data Center”) tracking portal or on a web enabled cellular telephone.  The GTX California business model is to license its technology platforms to branded partners who desire to deliver their own innovative tracking solutions to consumers or their customers in a wide variety of wearable and portable location devices.  The GTX California value proposition is its customizable and embedded approach to the market.  GTX California believes that its ability to customize its gpVector™ module or different form factors to the specific needs of its branded partners sets it apart from its competitors. Until  the fourth quarter of 2008, GTX California was primarily engaged in the research and development of its technologies and products, securing an intellectual property portfolio, and building brand and category awareness.  In September 2008, GTX California delivered its first commercial product, the “gpVector™ Powered Athlete Tracking Systems,” to a licensee.  This product is an ergonomic shockproof and water resistant device worn by athletes so that their location and progress can be tracked by spectators and coaches during competitive endurance events such as running, biking and swimming.  It also gives the athletes the ability to review and analyze their performance to enhance training.

LOCiMOBILE, Inc. has developed and owns LOCi Mobile™ (“LOCi Mobile™”), a suite of mobile tracking applications that turn the latest iPhone and other GPS enabled handsets into a tracking device which can then be viewed through our Location Data Center tracking portal and on internet capable smart phones.  Our LOCi Mobile™ was released in the U.S. earlier this year for use with the Apple iPhone.  In September 2009, we released an international version of this iPhone application.

Code Amber News Service, Inc. (“CANS”) was formed in February 2009 after we acquired the assets of Code Amber, LLC, a U.S. and Canadian syndicator of all state Amber Alerts (public notifications of child abductions), and the provider of website tickers and news feeds to merchants, internet service providers, affiliate partners, corporate sponsors and local, state and federal agencies.  CANS is using the high visibility of Amber Alerts and missing person alerts to raise category awareness of our personal location products and services.  In addition, we have recently restructured the operations and services provided by CANS in order to generate revenues from the sale of its content and from sponsorships.

We maintain an Internet website at http://www.GTXCorp.com. The company’s Internet website and the information contained therein, or connected thereto, are not and are not intended to be incorporated into this prospectus.

GTX CALIFORNIA BUSINESS

GTX California was incorporated in California on September 10, 2002.  From its inception in 2002 until the third quarter of 2008, its business was predominantly focused on research and development, creating intellectual property, securing strategic relationships and partnerships, and building category and brand awareness.  Through December 31, 2008, GTX California had spent approximately $1.088 million on its research and development activities.  GTX California has transitioned from being a research and development company to being an operating company.  GTX California developed its business as follows:

•	In 2002, GTX California conducted technical feasibility studies and analyzed market data, filed patents and began developing its customizable imbedded technology business model.

•	In 2004, GTX California built its first prototypes and began developing partnerships with wireless carriers, contract manufactures and topology partners in order to build a proof of concept product.

•
In 2006 and 2007, GTX California developed pre-production personal location devices, completed the proof of concept website development (i.e., mapping interfaces and back office support), and obtained Federal Communication Commission (“FCC”), Industry Canada (“IC”), and Conformite Europeenne (“CE”) approvals.

•	In September 2007, GTX California entered into its first license agreement and in September 2008, GTX California delivered its first commercial order of gpVector™ modules.

•
In 2008/2009 GTX California began rolling out additional product lines, for both the business-to-business and the business-to-consumer markets.  Also, in 2009 we began the international sale of GPS devices and evaluation kits, we entered into a number of platform test agreements, and we expanded our intellectual property portfolio with the addition of four new approved patents and several additional trademarks.

GTX California has developed and owns a comprehensive, end-to-end two-way GPS location system.  Unlike a one-way GPS location system (such as the standard automobile GPS systems) that informs the user of the user’s location, a two-way GPS location system allows other parties to locate and track the whereabouts of the user.   The tested and proven GPS location system enables subscribers to obtain accurate, real-time location information of persons or property through the Internet or over any web enabled phone, 24 hours-a-day, seven days a week.

GTX California’s first hardware product, a GPS locator embedded module that we call “gpVector™,” combines the power of assisted GPS and digital personal communications service (“PCS”) technologies. This miniature gpVector™ module can be embedded within a lightweight enclosures, such as shoes worn by athletes or senior citizens, collars worn by pets, or containers carrying items whose whereabouts is critical (such as live organ transportation containers).

GTX California can provide real-time location and tracking information to customers using its gpVector™ module for both routine and emergency situations through GTX California's 24x7 location data center (“Location Data Center”) and Internet infrastructures. Following the purchase of a module and the activation of the service, a subscriber can determine the locations of any person or product that carries the locator module by accessing the Internet either by computer or by a web-enabled cellular telephone.

The Location Data Center tracking portal is fully equipped with a database and computer call distribution application software. Subscriber Internet communications are routed through GTX California’s proprietary, fault-tolerant, carrier-class, and application-specific interface software.

GTX California’s gpVector™ modules are essentially enablers of its location service system. We expect that the majority of GTX California’s gross margin after subscriber buildup will come from recurring service fee revenues.

GTX California’s objective is to be a leading provider of wireless location services through the convergence of state-of-the-art enhanced global positioning, wireless communications and other technologies that empower people and businesses with the ability to locate loved-ones or property whenever and wherever they choose.  GTX California’s multi-pronged strategy is to penetrate our target markets by offering exclusive licenses of our technology to qualified re-sellers of products to consumers or businesses.  Potential target markets for these locator modules include:

•	Parents of young children (primarily 4 to 12 years of age) who desire to know the whereabouts of their children;

•	Families with members who have Alzheimer’s disease and developmentally challenged adults;

•	Elder care support and applications;

•	Pet care and location capability;

•	Field workers, first responders and law enforcement;

•	Asset tracking and location capability of cars, trucks, fleet management, luggage, and other assets; and

•	Competitive non-motorized athletes.

GTX California also intends to offer its Location Data Center services to non-GTX California products and hardware systems (i.e. handsets, personal electronics) of major electronics manufacturers as such third-party products and systems become available through the offer and sale of exclusive licenses to either geographical regions or product categories.

Products—Hardware; Location Data Center

GTX California’s location based products consist of (i) certain hardware and (ii) a suite of subscription-based internet data-monitoring software and services (its tracking portal).  Our hardware products include patented, interchangeable GPS satellite tracking and location reporting modules (which we have named our “gpVector™ module”) that can be embedded into wearable consumer items (such as footwear, clothes, backpacks, life preservers) or can be integrated into other portable carriers.  For example, our module can be embedded into the sole of a shoe to track and report the location of the wearer of the shoe.  In addition, we also offer a wearable caddy that houses a miniaturized, ruggedized, portable GPS tracking device enclosed in a buoyant, waterproof, shockproof, clip-on housing. The module can be affixed to, or embedded in other products and items that need to be located, such as trucks, automobiles, delivery vehicles, and high value parcels.

GTX California’s data tracking portal consists of its proprietary Location Data Center that provides a complete array of back-end services to subscribers. Upon purchase of a product that contains our gpVector™ module from a licensee and the subscription by the purchaser of a service plan and activation of service, the subscriber/purchaser can establish his own personal pass code and configure his account services.  A subscriber can have more than one product included on his account, and can set up individual profiles for each product.

The subscriber initiates requests for information on his gpVector™ module's location through the Internet via the GTX California licensee’s web site. The Location Data Center automatically contacts the module via the local cellular communications infrastructure, requesting the module's location. The embedded module utilizes GSM/GPRS technology and transmits its location data on a GSM network. The GTX California locator utilizes quad-band GSM technology.

The module’s GPS electronics, utilizing advanced "weak signal server-enhanced" technology, provides rapid location identification. With this technology, the most current satellite data (“Ephemeris data”) is delivered to the module during the request for location. This greatly enhances GPS performance in less-than-ideal circumstances (i.e. urban canyons, deep building interiors, tunnels and other difficult areas), enabling the product to get a location from GPS satellites ten times faster than with standard GPS (10 seconds versus 100 seconds). The cellular tower information is also used to augment the location information provided.

Having determined its location, the module then communicates the location information to the Location Data Center. The location information is then passed to the subscriber via the Internet (with a map and closest street address). In most cases, the entire process takes less than 30 seconds. A copy of the event is stored in the customer's files. The Location Data Centers use GTX California’s proprietary application-specific interface "thin-client" software (patent pending) equipment that is connected to existing telephone and Internet infrastructures.

The accuracy of the location information provided by GTX California’s products is within 37 feet in optimum conditions, which is significantly better than that required by the FCC (150 feet).

In addition to these basic location reporting capabilities, our gpVector™ modules and location tracking services also offers several additional features and capabilities to our subscribers, including:

Breadcrumbing. The subscriber is able to get a report on a series of location events through “breadcrumbing”. With this feature, the user can see the location history mapping the route of the user with the exact location of the user noted at various times based on whatever reporting interval is selected (30-seconds, 1 minute, etc.). Parents may want to use this feature to confirm the whereabouts of their child if he or she is in the care of a guardian and has several appointments throughout the day. To utilize this feature, the subscriber predetermines the number of locations he or she wishes to track, as well as the desired time interval between locations (i.e. identify a total of 12 locations, once every 15 minutes). Once all locations are identified, a report will be automatically issued. The subscriber can then request a mapping of the desired locations.

Temporary Guardians. Through the Location Data Center, subscribers can set-up a “temporary guardian” which will have access to location features only (no account management functions). Parents may want to use this feature when their child is visiting a relative and they want that person to be able to determine the child's location.

GeoFencings. Subscribers can establish geographic limits for each user that will be programmed in place through the Internet access provided by the licensee to their customers.  Once these limits have been programmed into the account, when the user crosses these boundaries, alerts are sent out to the subscriber over the Internet through email or to a wireless cellular device by SMS or text messaging.

Technology

The current product design utilizes quad-band GSM telephony chip sets and can be adapted in the future to the then-prevalent wireless technology, be it 2.5G or 3G. Our module’s GPS electronics, utilizing advanced “weak signal server-enhanced” technology will provide rapid location identification.

Each module is programmed with a unique identification number and uses standard cellular frequencies to communicate its location. The module is also programmed with a unique subscriber identification number allowing each owner to subscribe different services.

GTX California has developed a “carrier-class” architecture and facility to create and manage the proprietary Location Data Center (reliable to 99.999%). The local service center runs on redundant off-the-shelf servers. This enables cost-efficient expansion, without the need for application code changes.

The products offer wide network coverage throughout the United States and Canada on the AT&T Wireless networks.  In addition, the personal locators will have the ability to roam seamlessly on the networks of 290 partners in over 130 countries.

Multiple Applications

GTX California’s planned GPS Personal Locator licenses are targeted to address multiple major markets, including tracking or locating children, adults with Alzheimer’s disease, automotive/commercial/payloads, pets, institutional living, life science assets, and athletics.

Children. Due to the emotional nature of the benefit GTX California is offering, we view this segment as having immediate market potential.  The GPS Personal Locator license for children will target prospective licensees currently marketing their existing products to dual-income and single parents of 4-12 year old children. At the lower end of this age range, children are starting to gain more independence from their parents and are more likely to be "out of the parent's sight" for a variety of reasons (such as day care, school, playing with friends, and field trips). We believe that both parent and child interest in the product would level off after age 12, when a child's range of freedom and desire for privacy increases dramatically. The service is positioned as "complementary" to parent supervision, not a replacement for it.

Adults. We believe the demographic segments offering the greatest opportunities are Alzheimer's patients, seniors (65+ years of age), and active adults and teens. A primary application is for "active adults": those who participate in recreational activities (such as jogging, hiking and camping) that could put them at risk of getting lost, being injured or becoming a victim to a violent crime. Other potential users include working women, teens, couples, Alzheimer's patients and developmentally challenged adults. For example, GTX Corp has released its first product, the gpVector™ Powered Athlete Tracking Systems, a device worn by athletes or hikers to track their locations.  We believe these people would be very interested in using the location service during an emergency situation, as a combination location service/notification to law enforcement when a crime is in process where a subscriber is the victim, and simply as a means of communicating one's location to a friend or a loved-one.

Vehicular/Commercial/Payload Tracking.  As competitive forces continue, we believe that bicycle, truck and motorcycle dealers will continue to look for ways of increasing their profitability through value-added services and after-market sales. We believe that GTX California’s products and services would offer a new profit-building opportunity to prospective licensees now doing business with dealers.  Permanent installation for theft recovery applications would be simplified due to the miniaturized nature of the hardware and the embedded antenna technology. Its small size would allow it to be placed in any car, truck or motorcycle the dealer sells.  GTX California is also targeting businesses and organizations that use fleets of vehicles. We believe GTX California’s products would be attractive to any business owner who needs to know the location of their vehicles and/or payload(s).

Pet Owners.  This market segment would utilize GTX California’s technology to locate pets that have run away, been stolen or become lost. The pet collar device can be attached to a collar or by similar means and will utilize the same location (GPS) and communication (cellular) technologies as the GPS Personal Locator; however, since it will not need many of the added features (such as watch display, paging, and wearer-triggered alarm), we anticipate that GTX California will be able to produce it at a lower unit cost.

Institutional Living.  Current technologies used to monitor individuals with movement-restrictions often do not meet the needs of law enforcement officials. For example, house arrest systems that utilize an "RF tether" to monitor an individual's presence in his or her home will alert officials if the person leaves the house, but will not provide information on where the person has gone. We believe the increase in overcrowding in jails and prisons provides a further incentive to utilize location and tracking products.

Life Science, Medical and Pharmaceutical Transportation.   The amount of important and/or time sensitive medical, life science and pharmaceutical products being transported appears to be on the rise, increasing the need to connect globally outsourced service providers with medical and clinical research facilities.  We believe that there is an increasing desire to be able to track these important medical, life science and pharmaceutical products.

Strategic Relationships and Licensing Arrangements

The goal of GTX California is to offer location based hardware and/or its data monitoring platform to third parties for the sale and distribution of location based products/services in various targeted markets worldwide.  Establishing and building United States and international partnerships, licensing agreements, OEM, and carrier relationships with major market players, utilizing GTX California’s technologies will facilitate efficient entry into new markets.  Forging strategic partnerships including co-branding, distribution and marketing with telecommunication companies, wireless carriers, national retailers, major consumer brand companies and mass media aligns the sales and marketing efforts with licensed sales channels.

We have recently entered into three platform test agreements for the release of products using our technology.  Pursuant to each of these agreements, GTX California and our potential licensee have agreed to jointly complete the development and testing of one or more products that will, upon the successful completion of the testing, be licensed to the licensee for commercialization by the licensee.  Assuming that the development and testing of these products is successful, we could receive additional licensing fees and other revenues under these agreements in 2010.  The three recent agreements consist of the following:

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In May 2009, we entered into a platform test agreement with Aetrex Worldwide, Inc., a global leader in pedorthic footwear and foot orthotics, under which the companies agreed to collaborate on the development and mechanical engineering of GTX Corp’s patented PLS two-way transceivers and software systems to monitor the locations of “wandering” seniors afflicted with dementia by embedding its technology in Aetrex footwear.

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In September 2009, we entered into a binding exclusive agreement with Kalika Group, one of Nepal’s largest and most respected business conglomerates for the deployment of this company’s proprietary GPS technologies and product line into Nepal, India, Pakistan, Bangladesh, Sri Lanka, Maldives and Bhutan – a marketplace comprising of an emerging, dynamic economy with a combined population of over 1.5 billion.

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In October 2009, GTX California entered into an exclusive product test agreement with MMX to develop an industry first, proprietary GPS enabled transport container.  MMX is a worldwide provider of specialty critical and security sensitive global transportation and logistics services.

Intellectual Property Investment

GTX California has invested significantly in intellectual properties, which consist of apparatus patents and applications and system and method patents and applications.  GTX California has filed claims that cover all aspects of the personal locator, its operating system and user interface.  Set forth below is a list of our patents and pending patent applications.

U.S. Patent Holdings

1.	U.S. Patent No. 6,788,200 title: “Footwear With GPS,” filed October 21, 2002, issued September 7, 2004, expires approximately October 21, 2022.

2.	U.S. Patent No. 7,474,206 title: “Footwear With Embedded Tracking Device And Method Of Manufacture,” filed February 6, 2006, issued January 9, 2009, expires approximately July 23, 2007.

3.	U.S. Patent No. RE40,879 title: “Footwear With GPS,” re-filed July 27, 2006, issued August 25, 2009, expires approximately October 21, 2022

4.	U.S. Patent No. D595,484 title: “Footwear With Antenna,” filed February 7, 2008, issued July 7, 2009, expires approximately July 7, 2023

5.	U.S. Patent No. D599,102 title: “Footwear Sole With Antenna,” filed February 7, 2008, issued September 1, 2009, expires approximately September 1, 2023

6.	U.S. Patent Application, Serial No. 11/517,603 title: “Footwear With GPS,” re-filed September 7, 2006.

7.	U.S. Patent Application, Serial No. 11/506,175 title: “Footwear With GPS,” re-filed August 17, 2006.

8.	U.S. Patent Application, Serial No. 11/516,805 title: “Footwear With GPS,” re-filed September 6, 2006

9.	U.S. Patent Application, Serial No.11/402,195 title: “Buoyant Tracking Device And Method Of Manufacture,” filed April 11, 2006.

10.	U.S. Patent Application, Serial No.12/319,307 title: “Footwear With Embedded Tracking Device and Method Of Manufacture,” filed January 6, 2009.

11.	U.S. Patent Application, Serial No. 12/012,088 title: “System And Method For Monitoring The Location Of A Tracking Device,” filed January 31, 2008.

12.	U.S. Patent Application, (Serial No. is CONFIDENTIAL – Not Published by the USPTO) title: “System And Method For Processing Location Data,” filed February 11, 2009.

13.	U.S. Patent Application, (Serial No. is CONFIDENTIAL – Not Published by the USPTO) title: “System And Method For Communication with a Tracking Device,” filed February 9, 2009.

14.	U.S. Patent Application, (Serial No. is CONFIDENTIAL – Not Published by the USPTO) title: “Tracking System With Separated Tracking Device,” filed August 8, 2008.

Foreign Patent Holdings

1.	International Patent Application WO 2007/0120586 title: “Buoyant Tracking Device And Method Of Manufacture,” filed April 11, 2006. Has not been moved to National Stage at this time.

2.	International Patent Application WO 2007/0092381 title: “Footwear With Embedded Tracking Device and Method of Manufacture,” filed February 6, 2007.

3.	International Patent Application WO 2008/0094685 title: “System And Method For Monitoring The Location Of A Tracking Device,” filed January 31, 2008.

4.	Canadian Patent Application, Serial No. 2,641,469 title: “Footwear With Embedded Tracking Device and Method of Manufacture,” filed August 5, 2008.

5.	Mexican Patent Application, Serial No. MX/A/2008/010160 title: “Footwear With Embedded Tracking Device and Method of Manufacture,” filed August 6, 2008.

6.	International Patent Application WO 2008/0094685 title: “System And Method For Monitoring The Location Of A Tracking Device,” filed January 31, 2008. Has not been moved to National Stage at this time.

7.	International Patent Application PCT/US2009/004530 title: “Tracking System with Separated Tracking Device,” filed August 7, 2009.

GTX California owns the Internet domain name www.GTXCorp.com as well as the names of other related domains that could have use in future business and vertical marketing initiatives.  Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org” or with a country designation.  The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Revenue Sources—Current Licenses

GTX California expects that revenues it generates could be based on the following sales and revenue sources:

•	License fees derived from exclusive and non exclusive grants for territories and specific vertical markets;

•	Product sales;

•	Non-recurring engineering fees;

•	Professional services and data hosting;

•	Monthly recurring wireless data and portal service fees;

•	Advertising; and

•	Sponsorship and news feed fees derived from the Code Amber News Service.

In September 2007, GTX California entered into an exclusive license with My Athlete LLC pursuant to which GTX California granted My Athlete LLC a five-year exclusive world-wide license to make, use and sell products that incorporate GTX California’s products and technologies.  The target market in which My Athlete can sell those products is limited to non-motorized athletic activity and sports.  The Company designed, developed and manufactured a module (incorporating our gpVector™ module) for My Athlete that is being sold under My Athlete’s name.  GTX California received revenues under this license agreement for (i) designing the product, (ii) selling the completed units to MyAthlete, and (iii) providing the cellular connection for each unit. We charged MyAthlete a set monthly fee per device for providing the cellular connection and tracking services.  During September 2009, MyAthlete lost the exclusive rights under the license because it failed to meet the required minimum device purchase and activation requirements under the exclusive license agreement.

The Industry

After several years of fitful industry interest, location-based services are once again central to the wireless industry.  Technological challenges have been resolved with 2.5G and 3G network speeds now consistent with higher-speed coverage that is widely available.  In our ever-mobile society, it helps to know where we are and where we are going.  According to a 2006 study authored for International Data Corporation (“IDC”) by Rena Bhattacharyya and Scott Ellison and entitled U.S. Market for Wireless Location Based Studies, the demand for Global Positioning System (“GPS”) devices is growing rapidly.  Many parents desire to have the ability to know where their children are and where they are going.  Having such information is now possible with access to real-time information delivered on-demand through locator systems and technologies such as ours.

Since 2002, IDC research has consistently shown very high levels of consumer interest in other location based services – especially in family/friend locator devices.  Access, controlled by the parent and permission-based among other adults, gives the parents the means to stay connected to their children as well as the opportunity to use the geofencing technology to control access to particular areas.  We believe that the results of this study indicate that there is significant opportunity for GPS manufacturers and marketers throughout multiple industries.

Target Markets and Marketing Strategy

We believe that the primary target market for GTX California’s products and systems consists of prospective licensees who currently sell related products or technology services to numerous markets including home security, child safety, medical and elder care providers, campers, hikers, backpackers, adventure seekers, extreme sports enthusiasts, freight and cargo carriers, delivery services, pet owners, vehicle finance companies, auto dealerships, law enforcement agencies, military organizations and individuals wishing to track valuable items.  In order to address these target markets, our marketing initiatives include:

•	Establishing licensing relationships with key industry partners;

•	Utilizing public relations outreach in special interest magazines and newsletters;

•	Affinity group marketing and outreach;

•	“White label” affiliates which will target niche markets such as court controlled parolees; and

•	Establishing licensing relationships with large partners who sell every-day consumer goods like shoes, helmets, bicycles, etc.

Growth Strategy

Our goal is to become one of the major providers of personal and asset location services to specific niche business channel partners and, once we hit critical mass in pricing, to the mass consumer markets.  The strategy is to establish licensing relationships with key industry partners who will embed our technology into their products to sell to their established customer base. Key elements of our strategy include:

•	Providing our Personal Locator embedded module to licensees to empower their products with GPS tracking capabilities;

•	A monthly service fee structure variable as to the needs of the end user and having multiple convenient access points (mobile phone, land line, or via the Internet);

•	Ease of use at the location interface point as well as with the device; and

•	Rugged design that meets the rigors of use. Our goal is to utilize our modules in products that are waterproof and can handle weather extremes of heat and cold.

Competition

Personal location and property tracking devices are just beginning to significantly penetrate the marketplace.  We believe this condition represents a tremendous opportunity as customers will be attracted in large numbers once the intrinsic value of the device is recognized and mass market adoption begins.

Competitors for our gpVector™ product, and often also for our LOCi Mobile™ system, include Location Based Technologies, Inc, Zoombak, Inc., gpsfootprints, Google Latitude, Trimble Navigation, Inc.,  SOS Gps, Inc. and Wherify Wireless, Incorporated.  Our competitors may be better financed, or have greater marketing and scientific resources than we can provide.  We are also aware of a number of foreign competitors that offer personal location tracking products similar to ours, which may impact our ability to expand our products abroad.

In related markets, GPS devices have become widely used for automotive and marine applications where line-of-sight to GPS satellites is not a significant issue.  Manufacturers such as Garmin, Navman, Magellan, TomTom, Pharos, NovAtel and DeLorne are finding a market interested in using these products for both business and leisure purposes.

As a result, use of GPS technology in devices such as chart plotters, fitness and training devices, fish finders, laptop computers, and PDA location devices are gaining significant market acceptance and commercialization.  Prices range from $350 to several thousand dollars.  We expect that increasing consumer demand in these markets will drive additional applications and lower price points.

Government Regulation

GTX California is subject to federal, state and local laws and regulations applied to businesses generally as well as FCC, IC and CE wireless device regulations and controls.  We believe that GTX California is in conformity with all applicable laws in all relevant jurisdictions.  We do not believe that GTX California’s operations are subject to any environmental laws and regulations of the United States nor the states in which they operate.

Research and Development

GTX California shifted from a research and development mode in the third quarter of 2008 with the completion of the locator device accomplished in September 2008.  Prototype testing was successfully completed and the first shipment of products was made to our customer in September 2008.  Additionally, GTX California is working with several other entities that are conducting research on key areas to improve the device (including expanded antennae capability, battery capacity, and enhanced location reliability and accuracy).  We anticipate GTX California will continue its ongoing involvement with such improvement activities for the foreseeable future.

Manufacturing and Materials Procurement

Our goal is to acquire high quality, highly reliable components and subassemblies manufactured by other specialized manufacturers and to integrate those components with our technologies to produce our gpVector™  products.  Accordingly, our PC boards are manufactured for us by a Colorado company, and most of the other parts and components of the control board are assembled for us in California.  Once the control boards arrive at our Los Angeles facilities, our personnel perform a visual inspection and then assemble the control board with the radio unit.  Our proprietary configuration is then installed into the radio and the GTX firmware is loaded into the control board’s processor. The assembled module is then tested by GTX personnel and subsequently staged for final assembly. Final assembly and final QC testing is performed by GTX personnel in Los Angeles, California.

Although we currently source each of the foregoing components from a single source, we have qualified second sources for these parts.  Also, our principal suppliers are large, established manufacturers, such as Enfora, the manufacturer of our radio.  Accordingly, to date we have not experienced any significant shortages or material delays in obtaining any of our components or subassemblies.

LOCi BUSINESS

LOCi Mobile™ is a suite of mobile tracking applications that turn the latest iPhone and other GPS enabled handsets into a tracking device capable of being rendered on our Location Data Center tracking portal.  LOCi Mobile™ can be deployed both business to business, through a private label interface and as a direct to consumer offering.  By being able to sell a mobile tracking product for use with the iPhone, we are able to enter into new markets supported by the growing number of world wide handsets and to tap into these markets without the traditional capital requirements and long lead times associated with building hardware. Our mobile strategy complements our overall location based product offering by allowing us to leverage the rapid penetration and adoption of smartphones, including the use of their data plans and distribution capabilities (such as the Apple App Store, Blackberry App Store and Android store), with our existing platform architecture. Our middleware is now a complete offering able to support applications on handsets along with hardware we make or buy for those specialized vertical markets.

Our first release under the LOCi Mobile™  (the LOCiMe version) was introduced in April 2009 and enhanced in June 2009.  This two-way location product is currently distributed through the Apple Application Store.  The LOCiMe software allows users to view their elevation, latitude and longitude, and allows others to view them on either our tracking portal, or on iPhones and on other smart phones.

In September 2009, we also launched our new iLOCi2™  iPhone App International Version 1.2 — initially in French and Spanish.   The iLOCi2™  has been localized for the French market where Apple has sold one million iPhones and in Spanish for distribution in Europe and South American markets.  Since the recent release, LOCi Apps have been downloaded in 58 countries.  We currently intend to expand this product’s platform to support other mobile operating systems, such as the BlackBerry system, and we are currently in development on the Android, the operating system developed by Google, which we expect to launch in early 2010.

According to ABI Research, off-deck location based service application downloads, including people finder services, are expected to increase to more than 260 million in 2010 and to reach almost two billion by 2014.  LOCiMOBILE is focusing its development on off-deck LBS application activations.  We believe that our LOCi Mobile™ product offering will benefit from these dynamic global market conditions that are currently driving growth in the smart phone and LBS application downloads.  The surging popularity enjoyed by affordable off-deck LBS applications is creating new momentum, a more open environment, and increased competition in a location industry that has long been dominated by carriers offering expensive subscription-based on-deck services.

Part of the roadmap is to implement a Cloud Architecture, which is a style of computing in which dynamically scalable and often virtualised resources are provided as a service over the Internet. This type of architecture will allow our subscribers to take location data and augment that data with other pertinent information providing a content rich solution.  This will not only enhance the user experience but also create value to the viewers and subscribers. Knowing the whereabouts of a loved one, friend or co -worker has value, but knowing particulars about those whereabouts and if there are any other friends or loved ones in the area, or if there are any potential dangers in the area, increases the value of the information. For example, knowing the location of a child and then augmenting that information with the known whereabouts of registered sex offenders increases the value of the information and ultimately empowers the viewer. More and more people use their smart phones to text, e-mail, search the Internet or listen to music.  Because these devices are becoming smarter, growing in use and numbers and are proliferating worldwide, they create the perfect long term environment for developing geo spatial, dynamic in real time solutions that interact not only with each other but with other widely adopted platforms and data bases.  This in turn will create value when intersecting information with location and proximity. Seamlessly adding location and proximity to a common exchange of text messaging, significantly change the dynamics of text messaging.

CODE AMBER NEWS SERVICE, INC.

Our Code Amber News Service, Inc. (“CANS”) subsidiary is a member of ONA-Online News Association and RTNDA (Radio Television News Directors Association), the leading U.S. and Canadian syndicator of online Amber Alerts and the primary content provider for non amber alert missing persons.  An Amber alert is a public notification of a child abduction.  On December 5, 2008, we acquired the assets of Code Amber, LLC, which assets are now held and used by CANS.  To date CANS has reached an audience of 1.9 billion through its website tickers and point of display feeds presented by other media outlets, retail merchants, internet service providers, corporate sponsors, affiliate partners, federal, state and local agencies and concerned citizens.  The size of the potential audience for amber alerts was recently significantly increased with the launch during 2009 of Code Mobile alerts that are now available on iPhone, Blackberry and Google smart phones.  CANS is designed to support law enforcement efforts in the recovery of missing persons across the United States and Canada by directly distributing missing people notifications to millions of subscribers and viewers. CANS maintains a website at www.codeamber.com.

Currently CANS serves the Code Amber ticker to over 500,000 websites and desktops, which includes hundreds of law enforcement agencies, members of Congress and a list of corporate sponsors. In addition to the pre-packaged consumer ticker, Code Amber provides a commercial news feed to many media outlets and hundreds of additional corporate and private news and information distribution services. Code Amber has cultivated relationships with organizations such as CBS, NBC, ABC, MSNBC, CNN, Google, O’Reilly and Facebook, as well as many smaller broadcasters, all of which receive information about missing persons from CANS.  Enterprises such as Walgreens display CANS alerts on over 3,000 changeable message signs. AAC displays alerts on over 20,000 Cisco VOIP display telephones by ZIP code. Perftech, provides alerts to over 350,000 customers of participating internet service providers in Illinois, Ohio, Michigan and Indiana.  And VeriFone distributes alerts in various formats to a variety of point of sale credit and debit card devices at retail locations across the U.S.  The monthly reach of the CANS news stream through its wide and diverse network reaches an audience of over 21,000,000 and increases to an even higher level during an alert state. As part of our ongoing effort to expand our reach we are developing technology to make Code Amber available on Radio Data Systems  (or RDS, a communications protocol for sending small amounts of digital information using conventional FM radio broadcasts), and high definition radio dials, enabling our information to be viewed on car radios, further expanding our multimedia footprint and reach.

In October 2009, we increased the scope of viewers with the addition of a new affiliate; WildFireWeb which offers WebSchoolPro free school websites to all 130,000 public and private K-12 schools nationwide.

We acquired and intend to operate the Amber Alert business (i) to raise awareness of our company’s other technologies for locating persons, and (ii) to create a new source of revenues.  We believe that the strong media presence of Amber Alerts gives us a platform to communicate with a large audience having specific interest in our core business of personal location solutions.  Persons who access the Amber Alert announcements and information have an interest in locating and knowing the whereabouts of important persons (children).  Since the location products offered by our other two subsidiaries (i.e. our gpVector™  and LOCi Mobile™ products) can be used by parents to monitor the whereabouts of their children, we believe that the Amber Alert platform gives us an opportunity to introduce our products to users of the Amber Alert system. In addition, the operations of CANS supplements the GTX brand as a company that provides technology for monitoring and assisting in the recovery of missing persons.   We also have structured the operations to become a new revenue source.  We intend to generate future revenues from sales of information distributed by CANS and by revenues from sponsors/advertisers who want to address the target audiences that view the CANS information.

Our expansion plans for CANS intersects with our mobile platform strategy.  With the introduction of LOCi Mobile for use with the iPhone, we can now offer CANS Mobile on the iPhone, Blackberry and Google web enabled cell phones, thereby significantly increasing our footprint and audience.  This new mobile capability will help expand CANS into a dynamic, real time, intelligent, geo-location aware, altruistic disseminator of vital information.  Leveraging our relationships and two-way GPS technology, we plan to introduce our patent pending data augmentation platform that will cross reference data located at sites such as Facebook, MySpace, Code Amber Alertag etc., allowing CANS to distribute in real time, including photos, pertinent geo specific information to web enabled phones.  A subscriber is now able to view on their phone all relevant data and a picture of a missing person that was last seen near their current location.  Moreover, cell phone cameras and Geo-Tagged photos captured by participating subscribers will assist in the information gathering process and hence allow the user to become active participants in the news as opposed to passive observers of events that affect our lives. We believe CANS Mobile will become the digital milk carton, giving every viewer the sum of all known knowledge at the right time and right place, all at the tip of their fingers. CANS along with LOCi Mobile synthesizes our mobile platform strategy.

In November 2009, we entered into a licensing agreement for a digital identification tag that we intend to sell as a product and as a monthly service under the name “Code Amber Alertag.”  Code Amber Alertag is a secure digital identification tag and service which will provide worldwide access to critical personal information in emergency situations for children, elderly, field workers, pets, and others that subscribe to the product and service.  This new product and annual subscription model will further augment and contribute to the multi prong revenue streams we have implemented in 2009.  We are planning to commercially launch the Code Amber Altertag in early 2010.

CANS has established a strategic relationship with Brick House Security pursuant to which we have begun selling Brick House Security’s child locating products on our Amber Alert website.  CANS and Brick House Security also are working to jointly develop additional child safety and protection programs.

EMPLOYEES

As of December 7, 2009, GTX Corp and its subsidiaries collectively had seven (7) employees, two (2) full-time consultants and ten (10) part-time consultants. The employees are not represented by a labor union. We believe that our employee relations are good.   We anticipate that we will hire one or two key employees in the next six months, with selective and controlled growth commensurate with increases in revenues.  We anticipate that our subsidiaries will continue to extensively use the services of independent contractors and consultants to support expansion, customer service, and business development activities.

DESCRIPTION OF PROPERTY

Our executive, administrative and operating offices are located at 117 W 9th Street; Suite 1214, Los Angeles, California 90015.  Our office space is approximately 2,000 square feet and consists of administrative work space for a base rent of $1,025 per month.  The lease expires on December 31, 2009.

We have approximately 710 square feet of office space located at 366 California Ave., Palo Alto, California  94306.  The base rent is $2,425 per month and the lease expires on June 10, 2010.  We are currently subleasing approximately 145 square feet of our 710 square feet to a third party pursuant to a sublease that expires on December 31, 2009.

LEGAL PROCEEDINGS

To our knowledge, we are not a party to any pending or threatened material legal proceedings. To our knowledge, no governmental authority is contemplating commencing a legal proceeding in which we would be named as a party.

MANAGEMENT

The following table sets forth the respective names, ages and positions of our executive officers and directors as of December 7, 2009:

Name	Age	Position(s)
Patrick E. Bertagna	46	President, Chief Executive Officer and Chairman of the Board
Murray Williams	39	Chief Financial Officer, Treasurer, Secretary
Christopher M. Walsh	60	Chief Operating Officer
Patrick Aroff	47	Director
Louis Rosenbaum	59	Director
Jeffrey Sharpe	38	Director

Executive Officers and Directors

Patrick E. Bertagna – Chief Executive Officer, President and Chairman of the Board

Mr. Bertagna founded GTX California in September 2002.  Following the Exchange Transaction in March 2008, Mr. Bertagna became this company’s Chief Executive Officer, President and Chairman of the Board of Directors.   He is co-inventor of the Company’s patented GPS footwear technology.  His career spans over 27 years in building companies in both technology and consumer branded products.  In 1993, Mr. Bertagna founded Barcode World, Inc. a supply chain software company, enabling accurate tracking of consumer products from design to retail. After selling Barcode World in June 2002, Mr. Bertagna founded GTX California.  Born in the South of France, Mr. Bertagna is fluent in French and Spanish.

Murray Williams - Chief Financial Officer, Treasurer and Secretary

Mr. Williams became this company’s Chief Financial Officer, Treasurer and Secretary on March 14, 2008.  From February 15, 2007 until he became our Chief Financial Officer, Mr. Williams was an independent business and financial consultant to individuals and development stage companies.   From June 2005 to February 15, 2007, Mr. Williams was the Chief Financial Officer of Interactive Television Networks, Inc. ("ITVN"), a public company and a leading provider of Internet Protocol Television hardware, programming software and interactive networks.  Prior to joining ITVN, from September 2001, Mr. Williams was a consultant for and investor in a number of companies, including ITVN.  In January 1998, Mr. Williams was one of the founding members of Buy.com, Inc.  Mr. Williams developed the finance, legal, business development and human resource departments of Buy.com and last served as its Senior Vice President of Global Business Development until August 2001.  Prior to joining Buy.com, from January 1993 to January 1998, Mr. Williams was employed with KPMG Peat Marwick, LLP and last served as a manager in their assurance practice.  Mr. Williams also serves on the board of directors of Beyond Commerce, Inc., a public company that operates a social Web site and an internet advertising business.    Mr. Williams is a CPA and received degrees in both Accounting and Real Estate from the University of Wisconsin-Madison.

Christopher M. Walsh - Chief Operating Officer

Mr. Walsh joined this company as its Chief Operating Officer in March 2008.  Mr. Walsh began his career with Nike in 1974 and subsequently established and implemented Nike’s first manufacturing operation in the Far East.  In 1989, Mr. Walsh joined Reebok International as Vice President of Production.  In that role he established the Company's inaugural Asian organization headquartered in Hong Kong with satellite organizations across Asia.  After leaving Reebok, Mr. Walsh joined to LA Gear in 1992, where he served as Chief Operating Officer until 1995.  Upon leaving LA Gear in 1995, Mr. Walsh founded CW Resources, a Los Angeles based firm providing design, development, manufacturing and licensing consulting services to both domestic and international clients within the footwear, apparel, textile, sporting goods and action sports industries.  Since January 2005, he has served as an advisor to GTX California spearheading our subsidiaries’ footwear research and development and marketing practices.  Mr. Walsh received a B.S. in Marketing from Boston College in 1973 and previously served on numerous organizational boards within the footwear and textile industries including The Two Ten International Footwear Foundation and The Footwear Distributors and Retail Association.

Patrick Aroff - Director

Mr. Aroff served as a member of GTX California’s Board of Directors from October 2007 until March 14, 2008, at which time he became a director of GTX Corp.  Mr. Aroff has worked and held positions in most every facet of marketing and advertising, including producing and directing commercials for television and radio. Mr. Aroff has won numerous awards nationally and internationally for marketing, design, advertising and art direction.  After leaving a successful advertising career of 18 years in June 2003, Mr. Aroff started The Aroff Company, a residential and commercial real estate development company.  In June 2004, Mr. Aroff founded Encore Brands, LLC, a beverage company, where he serves as its Chief Executive Officer and a Managing Member.  Mr. Aroff received his education at the Art Center College Of Design in Pasadena and has garnered numerous awards during his career, including: Clio, Belding, New York Ad Club, Best in the West, Cannes International Ad Festival, and an OBIE.

Louis Rosenbaum - Director

Mr. Rosenbaum served as a member of GTX California’s Board of Directors from September 2002 until June 2005 and then again from October 2007 until March 2008, at which time he became a director of GTX Corp.  Mr. Rosenbaum was a founder of GTX California and an early investor in GTX California.   Mr. Rosenbaum has been the President of Advanced Environmental Services since July 1997.  His  responsibilities at Advanced Environmental Services encompass supervising all administrative and financial activities, including all contractual aspects of the business.  Mr. Rosenbaum has been working in the environmental and waste disposal industry for the past eighteen years.  He started with Allied Waste Services, a division of Eastern Environmental (purchased by Waste Management Inc. in 1998) in 1990.  Mr. Rosenbaum founded and was President of Elements, a clothing manufacturer that produced a line of upscale women’s clothing in Hong Kong, China, Korea and Italy, from 1978 to 1987.

Jeffrey Sharpe - Director

Mr. Sharpe was the President, Secretary, Treasurer and a director of our company from its formation on April 7, 2006 until the Exchange Transaction on March 14, 2008, at which time he resigned all positions other than his position as a member of the Company’s Board of Directors.  Mr. Sharpe co-founded a privately held health and wellness company, No Excuse Inc., based in Canada, and his principal occupation over the past five years has been serving as President and Chief Executive Officer of No Excuse Inc.   Mr. Sharpe has also served on the Advisory Board of several not-for-profit organizations including the Canadian Cancer Society and Diamond Ball.  Mr. Sharpe was granted a Bachelor’s in Human Kinetics from the University of British Columbia in 1995.

Executive officers of GTX Corp are appointed annually by the board of directors of GTX Corp.  All directors of GTX Corp are elected at each annual meeting of the stockholders, to hold office until the next annual meeting of stockholders and until their successor is elected and qualified, or until such director’s earlier death, resignation or removal.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities for the years ended December 31, 2008 and 2007 awarded to, earned by, or paid to : (i)Jeffrey Sharpe, who served as our President during 2007 and part of 2008, (ii) Murray Williams, who served as our Chief Financial Officer and Corporate Secretary during 2008, and (iii) our most highly paid executive officers (as determined based on total compensation) other than our Chief Executive Officer and Chief Financial Officer as of December 31, 2008 who earned more than $100,000 (these individuals are referred to in this report as the Named Executive Officers).  GTX Corp acquired GTX California, our primary operating subsidiary, on March 14, 2008.  The table below sets forth all compensation to the Named Executive Officers of GTX Corp in 2007 and 2008 by either GTX Corp or GTX California.

Name and Principal Position	Fiscal Year Ended 12/31	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)(8)		All Other Compensation ($)	Total ($)
Patrick Bertagna(1)	2008	118,750		–	152,975	(4)	83,940	(4)	–	355,665
	2007	67,000					-			67,000
Jeffrey Sharpe(1)	2008	–		–	–		–		–	–
	2007	12,000		–	–		–		–	12,000
Murray Williams(2)	2008	118,750		–	152,975	(5)	70,406	(5)	–	342,131
	2007	12,000	(7)	–	–		–		–	12,000	(7)
Christopher Walsh(3)	2008	95,000		–	37,975	(6)	70,406	(6)	–	203,381
	2007	35,750		–	–		–		–	35,750

(1)
 Patrick Bertagna became the registrant’s Chief Executive Officer and Chairman of the Board on March 14, 2008.  Jeffrey Sharpe was the registrant’s President (principal executive officer) and sole Director in 2007 and in 2008 until the closing of the Exchange Transaction on March 14, 2008.

(2)	Mr. Williams has been the Chief Financial Officer and Secretary since the closing of the Exchange Transaction on March 14, 2008.
(3)	Mr. Walsh has been the Chief Operating Officer since the closing of the Exchange Transaction on March 14, 2008.
(4)
150,000 shares and 900,000 options were granted on March 16, 2008 with an exercise price of $0.75; 300,000 of the options vested on March 16, 2009 and the remaining 600,000 options vest monthly thereafter at a rate of 25,000 per month.  2,500 shares and 25,000 options were granted on December 5, 2008 with an exercise price of $0.19 as a holiday bonus; the 25,000 options vested immediately.  As a bonus for the successful completion of over $1,000,000 of Additional Financing, 40,000 shares of our common stock were granted on May 12, 2008.

(5)
150,000 shares and 750,000 options were granted on March 16, 2008 with an exercise price of $0.75; 250,000 of the options vested on March 16, 2009 and the remaining 500,000 options vest monthly thereafter at a rate of 20,833 per month.  2,500 shares and 25,000 options were granted on December 5, 2008 with an exercise price of $0.19 as a holiday bonus; the 25,000 options vested immediately.  As a bonus for the successful completion of over $1,000,000 of Additional Financing, 40,000 shares of our common stock were granted on May 12, 2008.

(6)
50,000 shares and 750,000 options were granted on March 16, 2008 with an exercise price of $0.75; 250,000 of which vested on March 16, 2009 and the remaining 500,000 vest monthly thereafter at a rate of 20,833 per month.  2,500 shares and 25,000 options were granted on December 5, 2008 with an exercise price of $0.19 as a holiday bonus; the 25,000 options vested immediately.

(7)	Mr. Williams provided part-time consulting services to GTX California in 2007 before becoming an officer of GTX Corp in 2008.

(8)
This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted to the named executive, in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the option grants, refer to Note 7 of our financial statements in this prospectus.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive from these awards.

Outstanding Equity Awards.  The following table sets forth information as of December 31, 2008 concerning unexercised options, unvested stock and equity incentive plan awards for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick	25,000	(3)	—		—	$.19/share	12/5/2011	—	—	—	—
Bertagna	—		750,000	(1)	—	$.75/share	2012-2014	—	—	—	—
	—		150,000	(2)	—	$.75/share	2012-2014	—	—	—	—

Murray	25,000	(3)	—		—	$.19/share	12/5/2011	—	—	—	—
Williams	—		750,000	(1)	—	$.75/share	2012-2014

Christopher	25,000	(3)	—		—	$.19/share	12/5/2011	—	—	—	—
Walsh	—		750,000	(1)	—	$.75/share	2012-2014	—	—	—	—

Jeffrey	—		150,000	(2)	—	$.75/share	2012-2014	—	—	—	—
Sharpe	10,000	(4)			—	$.19/share	12/5/2011	—	—	—	—

(1)
Each executive officers holds an option to purchase up to 750,000 shares of common stock at $0.75 per share.  Options to purchase 250,000 shares are exercisable beginning on March 16, 2009, and the remaining options to purchase 500,000 vest at a rate of 20,833 each month for the 23 months beginning on April 16, 2009 and the remaining 20,841 options shall vest on March 16, 2011.  The options expire on the third anniversary of the vesting date.

(2)
For their services as members of the board of directors, Patrick Bertagna and Jeffrey Sharpe also received an option to purchase up to 150,000 shares of common stock at $0.75 per share.  Options to purchase 50,000 shares each are exercisable on March 16, 2009, and the remaining options to purchase 100,000 vest at a rate of 4,167 each month for the 23 months beginning on April 16, 2009 and the remaining 4,159 options shall vest on March 16, 2011.  The options expire on the third anniversary of the vesting date.

(3)	On December 5, 2008, this officer received an option to purchase up to 25,000 shares of common stock at $0.19 per share. The 25,000 options vested on December 5, 2008 and are currently exercisable.

(4)	On On December 5, 2008, this officer received an option to purchase up to 10,000 shares of common stock at $0.19 per share. The 10,000 options vested on December 5, 2008 and are currently exercisable.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Employment Agreements

The following are summaries of the employment agreements with the Company’s executive officers that became effective at the closing of the Exchange Transaction on March 14, 2008:

Patrick E. Bertagna, our Chief Executive Officer and President, is employed pursuant to a written agreement dated as of March 14, 2008.  The agreement is has a term of two years; provided however, that it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Mr. Bertagna receives a base salary of $150,000 per year.  He is entitled to adjustments to his base salary based on certain performance standards, at the Company’s discretion, as follows:  (i)  a bonus in an amount not less than fifteen percent (15%) of  yearly salary, to be paid in cash or stock, if the Company has an increase in annual revenues and Mr. Bertagna performs his duties within the time frame budgeted for such duties at or below the cost budgeted for such duties, and (ii) a bonus, to be paid in cash or stock at the Company’s sole discretion, equal to $12,500 for every one million of the Company’s outstanding common stock purchase warrants that are exercised.

As a signing bonus, Mr. Bertagna was granted 150,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Compensation Plan.  In addition, he was granted Incentive Stock Options to purchase up to 750,000 shares of our common stock pursuant to the 2008 Equity Compensation Plan.  These options vest over 36 months with one-third vesting on March 16, 2009, two-thirds vesting at a rate of 20,833 each month for the 23 months beginning on April 16, 2009 and the remaining 20,841 Options shall vest on March 16, 2011.

Mr. Bertagna may also participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.  The agreement terminates on his death, incapacity (after 180 days), resignation or cause as defined in the agreement.  If he is terminated without cause, he is entitled to base salary, all bonuses otherwise applicable, and medical benefits for twelve months.

Murray Williams, our Chief Financial Officer, Treasurer and Secretary, is employed pursuant to a written agreement dated as of March 16, 2008.  The agreement has a term of two years; provided however, that it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Mr. Williams receives a base salary of $150,000 per year. He is entitled to adjustments to his base salary based on certain performance standards, at the Company’s discretion, as follows:  (i)  a bonus in an amount not less than fifteen percent (15%) of yearly salary, to be paid in cash or stock, if the Company has an increase in annual revenues and Mr. Williams performs his duties within the time frame budgeted for such duties and at or below the cost budgeted for such duties and (ii) a bonus, to be paid in cash or stock at the Company’s sole discretion, equal to $12,500 for every one million of the Company’s outstanding common stock purchase warrants that are exercised.

As a signing bonus, Mr. Williams was granted 150,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Compensation Plan.  In addition, he was granted Incentive Stock Options to purchase up to 750,000 shares of our common stock pursuant to the 2008 Equity Compensation Plan.  These options vest over 36 months with one-third vesting on March 16, 2009, two-thirds vesting at a rate of 20,833 each month for the 23 months beginning on April 16, 2009 and the remaining 20,841 Options shall vest on March 16, 2011.

Mr. Williams may also participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.  The agreement terminates on his death, incapacity (after 180 days), resignation or “cause,” as that term defined in the Agreement.  If he is terminated without cause, he is entitled to base salary, all bonuses otherwise applicable, and medical benefits for twelve months.

Christopher M. Walsh, our Chief Operating Officer, is employed pursuant to a written agreement dated as of March 14, 2008.  The agreement has a term of two years; provided however, that it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Mr. Walsh shall receive a base salary of $120,000 per year during the first year of employment and $150,000 per year during the second year of employment. He is entitled to adjustments to his base salary based on certain performance standards, at the Company’s discretion, as follows:  (i) a bonus in an amount not to exceed fifty percent (50%) of  yearly salary, to be paid in cash or stock, if the Company has in increase in annual revenues and Mr. Walsh performs his duties within the time frame budgeted for such duties at or below the cost budgeted for such duties and (ii) a bonus, to be paid in cash or stock at the Company’s sole discretion, equal to $10,000 for every one million of the Company’s outstanding common stock purchase warrants that are exercised.

As a signing bonus, Mr. Walsh was granted 50,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Compensation Plan.  In addition, he was granted Incentive Stock Options to purchase up to 750,000 shares of our common stock pursuant to the 2008 Equity Compensation Plan.  These options vest over 36 months with one-third vesting on March 16, 2009, two-thirds vesting at a rate of 20,833 each month for the 23 months beginning on April 16, 2009 and the remaining 20,841 Options shall vest on March 16, 2011.

Mr. Walsh may also participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.  The agreement terminates on his death, incapacity (after 180 days), resignation or “cause,” as that term is defined in the Agreement.  If he is terminated without cause, he is entitled to base salary, all bonuses otherwise applicable, and medical benefits for twelve months.

DIRECTOR COMPENSATION

We reimburse our directors for expenses incurred in connection with attending board meetings.  We did not pay director’s fees or other cash compensation for services rendered to our directors in the year ended December 31, 2007.

We have no other formal plan for compensating our directors for their service in their capacity as directors although such directors are expected to receive options in the future to purchase common shares as awarded by our Board of Directors or (as to future options) a compensation committee which may be established in the future.  Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.  Our Board of Directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director.

The following table summarizes the compensation of each of our directors who is not also a Named Executive Officer for their service as a director for the fiscal year ended December 31, 2008.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Patrick Aroff	18,000	-0-	1,096	N/A	N/A	N/A	19,096
Louis Rosenbaum	18,000	-0-	1,096	N/A	N/A	N/A	19,096
Jeffrey Sharpe	-0-	-0-	1,096	N/A	N/A	N/A	1,096

(1)           Reflects cash compensation earned during the fiscal year ended December 31, 2008 for special services rendered to the Company.
(2)           Reflects the fair value calculated using the Black Scholes option pricing model of vested options as of December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about beneficial ownership of our common stock by:

•	each of our directors and director nominees;

•	each of our Named Executive Officers as identified in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own 5% or more of our common stock.

To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 39,466,540 shares of common stock outstanding as of December 7, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock
Patrick E. Bertagna(2) CEO and Chairman of the Board	3,944,628 shares	9.85%

Murray Williams(3) Chief Financial Officer/Secretary	605,330 shares	1.52%

Christopher Walsh(4) Chief Operating Officer,	784,666 shares	1.96%

Louis Rosenbaum(5) Director	2,124,335 shares	5.37%

Patrick Aroff(6) Director	371,143 shares	0.94%

Jeffrey Sharpe(7) Director	154,170 shares	0.39%
Other 5% Stockholders:
Ron Paxson (8) 30872 S. Coast Hwy. #191 Laguna Beach, CA 92651	4,672,896 shares	11.78%

All directors and named executive officers as a group (6 persons)	7,984,272 shares	19.94%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)
The 3,944,628 shares beneficially owned include 3,365,128 shares and 579,500 stock options, of which: 500,000 have vested as of December 7, 2009 with an exercise price of $0.75 per share, 25,000 vested on December 5, 2008 with an exercise price of $0.19 per share, 50,000 will vest within 60 days with an exercise price of $0.75 per share and 4,500 will vest within 60 days with an exercise price of $0.18 per share.

(3)
The 605,330 shares beneficially owned include 117,500 shares and 487,830 stock options, of which: 416,664 have vested as of December 7, 2009 with an exercise price of $0.75 per share, 25,000 vested on December 5, 2008 with an exercise price of $0.19 per share, 41,666 will vest within 60 days with an exercise price of $0.75 per share and 4,500 will vest within 60 days with an exercise price of $0.18 per share.

(4)
The 784,666 shares beneficially owned include 296,836 shares and 487,830 stock options, of which: 416,664 have vested as of December 7, 2009 with an exercise price of $0.75 per share, 25,000 vested on December 5, 2008 with an exercise price of $0.19 per share, 41,666 will vest within 60 days with an exercise price of $0.75 per share and 4,500 will vest within 60 days with an exercise price of $0.18 per share.

(5)
The 2,124,335 shares beneficially owned include 2,020,165 shares and 104,170 stock options, of which: 83,336 have vested as of December 7, 2009 with an exercise price of $0.75 per share, 10,000 vested on December 5, 2008 with an exercise price of $0.19 per share, 8,334 will vest within 60 days with an exercise price of $0.75 per share and 2,500 will vest within 60 days with an exercise price of $0.18 per share.

(6)
The 371,143 shares beneficially owned include 266,973 shares and 104,170 stock options, of which: 83,336 have vested as of December 7, 2009 with an exercise price of $0.75 per share, 10,000 vested on December 5, 2008 with an exercise price of $0.19 per share, 8,334 will vest within 60 days with an exercise price of $0.75 per share and 2,500 will vest within 60 days with an exercise price of $0.18 per share.

(7)
The 154,170 shares beneficially owned include 50,000 shares and 104,170 stock options, of which: 83,336 have vested as of December 7, 2009 with an exercise price of $0.75 per share, 10,000 vested on December 5, 2008 with an exercise price of $0.19 per share, 8,334 will vest within 60 days with an exercise price of $0.75 per share and 2,500 will vest within 60 days with an exercise price of $0.18 per share.

(8)
The 4,672,896 shares beneficially owned include 3,832,274 shares and 175,000 warrants having an exercise price of $1.50 per share owned of record by Multi-Media Technology Ventures Ltd; 23,450 warrants having an exercise price of $1.50 per share owned of record by Hillside Enterprises, Inc. and 642,172 shares personally owned by Mr. Paxson.  Mr. Paxson is the general partner for Multi Media Technology Ventures Ltd.  Mr. Paxson has the sole voting and dispositive power over the shares of Multi-Media Technology Ventures Ltd and Hillside Enterprises, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with the consolidated financial statements including the notes thereto. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.

Overview

GTX Corp was incorporated in the State of Nevada on April 7, 2006 under its former name “Deeas Resources Inc.”  On March 14, 2008, we acquired all of the outstanding capital stock of Global Trek Xploration, a California corporation (“GTX California”), in exchange for the issuance of 18,000,001 shares of GTX Corp common stock (the “Exchange Transaction”).

Although we acquired GTX California in the Exchange Transaction, for accounting purposes, the Exchange Agreement was treated as an acquisition of GTX Corp and a recapitalization of GTX California.  Accordingly, the financial statements contained in this prospectus, and the following description of our results of operations and financial condition, reflect (i) the operations of GTX California alone prior to the Exchange Transaction, and (ii) the combined results of this company and all three of its subsidiaries since the Exchange Transaction.

Operations

GTX Corp is in the Personal Location Services business. The Company develops and integrates 2 way GPS people finding technologies which seamlessly integrate with consumer products and enterprise applications. We currently conduct our operations through three wholly-owned subsidiaries that operate in related sectors of the personal location-based market.  In general:

•
GTX California sold our initial global positioning system (GPS) product, a “GpVector™” product for use by athletes, during the third calendar quarter of 2008 on a limited basis.  During 2009, we have entered into a number of platform test agreements which, if the development and testing required by the agreements is successfully completed, will commence generating revenues in 2010.  These platform test agreements include (i) an agreement we entered into in May 2009 with a global leader in pedorthic and orthotic footwear to embed our technology into their footwear products to bring GPS shoes to the senior citizens market; (ii) an agreement we entered into in September 2009 with one of Nepal’s largest business conglomerates for the deployment of the Company’s proprietary GPS technologies and product line to the territories of Nepal, India, Pakistan, Bangladesh, Sri Lanka, Maldives and Bhutan; and (iii) an agreement we entered into in October 2009 with a worldwide provider of specialty critical and security sensitive global transportation and logistics services to develop an industry first, proprietary GPS enabled transport container.

•
Our LOCiMOBILE, Inc. subsidiary test launched a version of LOCiMe for use with the iPhone.  In June 2009, LOCiMOBILE, Inc. launched iLOCi2TM, its second in a series of geo-specific applications.  LOCiMOBILE, Inc. expects to release these services for other GPS enabled handsets in the near future, including Blackberry and Google’s Android.  In September 2009, we also launched our new iLOCi2™ iPhone App International Version 1.2, which version has, to date, been downloaded in 34 other countries.  As a result of these recent releases, LOCiMOBILE, Inc. has recently commenced generating revenues, which revenues are expected to increase as the mobile location technology continues to be downloaded by additional users worldwide.

•
Code Amber News Service, Inc. (“CANS”) began selling Code Amber News Service subscriptions and sponsored links in February 2009.  During September 2009, CANS launched its Code Mobile wireless alert application and service for the iPhone ®, BlackBerry® and Google Android® phones.  During the fourth quarter of 2009, CANS acquired the rights to market a new CANS product known as the “Code Amber Alertag,” and CANS commenced selling a third party’s child locating products on its website.  These two new complimentary offerings are expected to generate revenues for the Company during 2010.

Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements and the related notes that appear elsewhere in this prospectus.

Three-months and nine-months ended September 30, 2009 compared to the and nine-months three-months ended September 30, 2008

The information in the tables below represents our statement of operations data for the three and nine months ended September 30, 2009 and 2008:
	Three Months Ended September 30,
	2009		2008
	$	% of Revenues	$	% of Revenues

Revenues	$126,704	100%	$235,102	100%
Cost of goods sold	60,448	48%	193,864	82%
Net profit	66,256	52%	41,238	18%

Salaries and professional fees	388,836	307%	795,242	338%
Research and development	5,782	5%	112,632	48%
General and administrative	115,715	91%	133,355	57%
Operating expenses	510,333	403%	1,041,229	443%

Loss from operations	(444,077)	(350)%	(999,991)	(425)%
Other income	6,837	5%	14,000	6%
Net loss	$(437,240)	(345)%	$(985,991)	(419)%

	Nine Months Ended September 30,
	2009		2008
	$	% of Revenues	$	% of Revenues

Revenues	$185,227	100%	$374,165	100%
Cost of goods sold	88,321	48%	302,461	81%
Net profit	96,906	52%	71,704	19%

Salaries and professional fees	1,293,351	698%	2,272,581	607%
Research and development	91,109	49%	307,288	82%
General and administrative	306,621	166%	310,175	83%
Operating expenses	1,691,081	913%	2,890,044	772%

Loss from operations	(1,594,175)	(861)%	(2,818,340)	(753)%
Other income (expense)	34,172	18%	(30,852)	(8)%
Net loss	$(1,560,003)	(842)%	$(2,849,192)	(761)%

Revenues

Revenues during the three and nine months ended September 30, 2009 consisted of service and licensing fees of approximately $30,000 and $80,000, respectively, charged to a re-seller of our gpVectorTM Powered Athlete Tracking Systems.  The licensing fees were received in fiscal year 2007 and were being amortized over the term of the licensing agreement.  In September 2009 we recognized the remaining portion of the licensing agreement ($77,500) into revenue as the re-seller failed to meet the required minimum device purchase and activation requirements under the exclusive license agreement.  Also during September 2009, we began platform tests with two new customers resulting in revenues of $12,500.  We also recognized some revenues from the sale of CANS subscriptions and the sale of sample miniaturized transceiver modules to prospective new customers of GTX California.  LOCiMOBILE, Inc. recently launched iLOCi2TM, its second in a series of geo-specific applications that transform iPhones into real time GPS transceivers, utilizing some of the latest technological breakthroughs of the Apple 3.0 operating system.  Revenues during the three and nine months ended September 30, 2008 consisted primarily of the sale of approximately 900 GpVector™ Powered Athlete Tracking Systems in September 2008 as well as various one-time design and enhancement services billed to the same re-seller to allow our GPS technology to better integrate into the re-seller’s product.

Cost of goods sold

Cost of goods sold during the three and nine months ended September 30, 2009 consisted primarily of monthly cellular costs incurred on our gpVectorTM Powered Athlete Tracking System devices.  Additionally, inventory costs that totaled $41,000 were written off to cost of goods sold as they were considered obsolete.  Cost of goods sold during the three and nine months ended September 30, 2008 consisted primarily of the cost of raw materials utilized in the manufacturing of the gpVector™ Powered Athlete Tracking Systems that were sold during September 2008.  Additionally, the cost of the design and enhancement services we provided to the re-seller to allow our GPS technology to better integrate into their products and the cost to provide the re-seller website design and functionality services are included in cost of goods sold as of September 30, 2008.

Salaries and professional fees

Salaries and professional fees consist of costs attributable to employees, consultants and contractors who primarily spend their time on sales, marketing, technology and corporate administrative services; legal fees relating to general corporate matters and our patent applications; and accounting expenses.  Salaries and professional fees during the three and nine months ended September 30, 2009 decreased approximately $406,000 or 51% and $979,000 or 43%, respectively in comparison to the same periods in 2008 due primarily to lower legal and accounting fees in 2009 and our overall cost cutting efforts to preserve our cash position while the economy recovers from the setbacks caused by the crisis in the global financial markets.  During the nine months ended September 30, 2009, legal and accounting fees were approximately $314,000 less than that incurred during the nine months ended September 30, 2008.  The decrease was due to legal and accounting fees incurred in the Exchange Transaction and the related Financing in 2008 that were not incurred in 2009.  Additionally, during the nine months ended September 30, 2008, in conjunction with the creation of the 2008 Equity Compensation Plan, we granted options to purchase a total of 4,568,000 shares of common stock and we issued 737,116 shares of common stock, resulting in an expense of approximately $670,000.  These equity based costs were either not incurred or were substantially less in the nine months ended September 30, 2009.

Research and development

Research and development expense consists of costs attributable to employees, consultants and contractors who primarily spend their time on the design, engineering and process development of our personal location services platform and LOCiMobile™ applications for GPS enabled handsets.  Research and development during the three and nine months ended September 30, 2009 decreased approximately $107,000 or 95% and $216,000 or 70%, respectively in comparison to the same periods in 2008 due primarily to our gpVectorTM Powered Athlete Tracking System moving substantially out of the research and development stage during the latter part of fiscal 2008.

General and administrative

General and administrative expenses consist primarily of corporate administrative costs, depreciation, occupancy costs, insurance and travel and entertainment.  General and administrative expenses during the three and nine months ended September 30, 2009 remained relatively unchanged, decreasing approximately $18,000 and $4,000, respectively in comparison to the same periods in 2008.  Such changes were primarily due to cost cutting measures in the areas of postage, printing, travel and entertainment, miscellaneous computer and office expenses and website development as well as reductions in corporate filing fees that were not required in 2009. These decreases were partially offset by increases in the allowance for doubtful accounts, depreciation, insurance and recruiting.

Other Income (Expense)

During the three and nine months ended September 30, 2009, we recognized approximately $7,000 and $34,000, respectively, of interest income, compared to $14,000 and $32,000 during the same periods in 2008.  The slight increase in interest income during the nine month period is attributable to the Company receiving better interest rates on its cash, cash equivalents and certificates of deposit held during the nine months ended September 30, 2009 compared to the same period in 2008.

No interest expense was incurred during the three or nine months ended September 30, 2009, or during the three month period ended September 30, 2008.  However, we incurred $62,511 of interest expense during the nine months ended September 30, 2008 as a result of a $40,000 fee paid in conjunction with the Financing, which closed on March 14, 2008, as well as interest expense on the Bridge Loan payable to Jupili accruing at 10% per annum during the first quarter of 2008.  The Bridge Loan was converted to common stock in connection with the Exchange Transaction during March 2008.

Net Loss

Net loss for the three and nine months ended September 30, 2009 decreased approximately $548,000 or 56% and $1,289,000 or 45%, respectively, in comparison to the net loss during the same periods in 2008.  The decrease in the net loss is primarily due to a reduction in salaries and professional fees, research and development, and our overall cost cutting efforts to preserve our cash position during the current economic downturn caused by the global financial crisis.

Year ended December 31, 2008 compared to year ended December 31, 2007

The following table represents our statement of operations for the years ended December 31, 2008 and 2007:

	Year ended December 31,
	2008		2007
	$	% of Revenues	$	% of Revenues
Revenues	$424,166	100%	$26,000	100%
Cost of goods sold	334,482	79%	-	-%
Net profit	89,684	21%	26,000	100%
Operating expenses	3,478,992	820%	1,317,747	5,068%
Loss from operations	(3,389,308)	(799)%	(1,291,747)	(4,968)%
Other income (expense)	(11,975)	(3)%	(35,907)	(138)%
Net loss	$(3,401,283)	(802)%	$(1,327,654)	(5,106)%

Revenues

Revenues for the year ended December 31, 2008 consisted primarily of the sale of approximately 900 gpVector™ Powered Athlete Tracking Systems, at a price of $239 per unit, to a re-seller, as well as monthly service and licensing fees charged to the re-seller with respect to the units sold to the re-seller.  We also recognized some revenues from various design and enhancement services provided by us to the re-seller to allow our GPS technology to better integrate into the re-seller’s products.  The re-seller also purchased website design and functionality services from GTX in anticipation of their launch in the third quarter of 2008.   We had no active customers in 2007 and the revenue recognized during the year ended December 31, 2007 was received from one customer in connection with a licensing agreement which has since been terminated.

Cost of goods sold

Cost of goods sold during the year ended December 31, 2008 consisted of (i) the cost of raw materials utilized in the manufacturing of the 900 gpVector™ Powered Athlete Tracking Systems that we sold during the year, (ii) the cost of the design and enhancement services we provided to allow our GPS technology to better integrate into the re-seller’s products, and (iii) the cost to provide this customer with website design and functionality services.

Operating expenses

Operating expenses consist of salaries and professional fees, stock based compensation expense, research and development and general and administrative costs. Total operating expenses for the year ended December 31, 2008 (“fiscal 2008) increased by approximately $2,161,000 or 164% as compared to total operating expenses for the year ended December 31, 2007 (“fiscal 2007”). The increase in operating expenses is primarily attributed to the following:

•
Stock based compensation expense was approximately $1,025,000 for fiscal 2008 compared to $181,000 for fiscal 2007.  Following the adoption by this Company of the 2008 Stock Compensation Plan (the “2008 Plan”), we had granted options to purchase a total of 4,913,000 shares of common stock during fiscal 2008, resulting in stock based compensation expense of approximately $342,000, net of estimated pre-vesting forfeitures, for fiscal 2008.  Additionally, we granted a total of 542,577 shares of common stock from the 2008 Plan, valued at approximately $432,000 during the year ended December 31, 2008 to various employees and consultants. We also granted stock to employees and consultants (outside of the 2008 Plan) for services rendered resulting in stock based compensation expense of approximately $254,000 during the year ended December 31, 2008. Stock based compensation expense was inconsequential during fiscal 2007.

•
Professional fees in fiscal 2008 totaled approximately $758,000 compared to $265,000 for fiscal 2007.  The increase is primarily due to legal and accounting fees related to the Exchange Transaction, the Financing, the Additional Financing, the filing of a registration statement with the SEC in May 2008, as well the legal fees related to the filing of applications for our various patents.

•
Research and development fees totaled approximately $372,000 for fiscal 2008 compared to $240,000 for fiscal 2007.  These fees for both fiscal years relate to the continued development of our two-way GPS™ tracking and location aware technology.

•
Salaries totaled approximately $949,000 for fiscal 2008, compared to approximately $481,000 for fiscal 2007.  The increase in salaries was primarily due to the hiring of additional employees during the later part of 2007 and the first quarter of 2008 in anticipation of the completion of the development of certain of our technologies and the commercial release of our first product, as well as an increase in the salaries of many of our existing employees.

Other income (expense)

During fiscal 2008, we recognized approximately $51,000 of interest income as compared to approximately $2,000 recognized during fiscal 2007.  This increase is primarily attributable to our increase in cash and cash equivalents and certificates of deposit resulting from the Financing and Additional Financing.

During fiscal 2008, we reported interest expense of approximately $63,000 as compared to approximately $38,000 for fiscal 2007.  The increase is primarily attributed to a $40,000 fee paid in conjunction with the Financing, as well as interest expense on the $1,000,000 Bridge Loan held by Jupili Investment S.A..  The Bridge Loan accrued interest at 10% per annum.  The Bridge Loan was converted into common stock in connection with the Exchange Transaction in March 2008.

Net loss

During fiscal 2008, we reported a net loss of approximately $3,401,000 as compared to a net loss of approximately $1,328,000 for fiscal 2007 due primarily to an increase in operating expenses as discussed above.

Liquidity and Capital Resources

As of September 30, 2009, we had working capital of $671,000 and a current ratio of 3.42 to 1 as compared to working capital of $1,990,000 and a current ratio of 7.2 to 1 as of December 31, 2008.

Our net loss decreased to $1,560,000 for the nine months ended September 30, 2009 compared to a net loss of $2,849,000 for the nine months ended September 30, 2008.  Net cash used in operating activities was approximately $1,180,000 for the nine months ended September 30, 2009 compared to approximately $2,028,000 for the same period in 2008.  The decrease in cash used in operating activities is primarily attributable to a reduction in the amounts paid for accounting and legal services, employees and contractors during the nine months ended September 30, 2009.

Net cash provided by investing activities during the nine months ended September 30, 2009 was approximately $828,000 and resulted primarily from the maturing of certificates of deposits totaling $1,000,000.  Net cash used by investing activities during the nine months ended September 30, 2008 was approximately $70,000 and consisted primarily of the purchase of property and equipment.

Net cash provided by financing activities during the nine months ended September 30, 2009 and 2008 was approximately $0 and $4,007,000, respectively.  The net cash provided by financing activities during 2008 primarily represents the Financing and Additional Financing transactions in which we raised $3,732,000.  We also received approximately $399,000 from the exercise of warrants during the nine months ended September 30, 2008.  No shares were sold and no warrants were exercised during the nine months ended September 30, 2009.

Because revenues from our operations have, to date, been modest, we currently rely on the cash we received from our prior financing activities to fund our capital expenditures and to support our working capital requirements.  We believe that we have sufficient capital resources to fund our operations for at least the next four fiscal quarters, assuming that there are no unanticipated material adverse developments.  Although we believe that have sufficient cash to operate for the next four fiscal quarters, our actual cash expenditures may exceed our planned expenditures, particularly if we invest in the development of improved versions of our existing  products and technologies, and if we increase our marketing expenses.  In order to enable us to fund these currently unplanned expenditures, we have entered into the common stock line of credit with Dutchess.  In the event that our actual capital uses and requirements exceed our current expectations, we intend to utilize the Dutchess common stock line of credit facility to fund certain of these expenditures.

During 2009 we entered into three separate platform test agreements.  Based on the timing of the development and testing of the products that are the subject of these test agreements, we anticipate that we will generate revenues from at least two these products during 2010, as well as from sales to other pending customers.  However, since inception in 2002, we have generated significant losses (as of September 30, 2009, we had an accumulated deficit of approximately $9,002,000), and we currently expect to incur continuous losses until these and our other revenue initiatives collectively generate substantial revenues.  Depending on our current contractual arrangements and the revenues our new LOCiMobile™ applications generate, we currently anticipate that our losses will continue until at least the second half of calendar year 2010.

In addition to continuing to incur normal operating expenses, we intend to continue our research and development efforts for various of our technologies and products, including hardware, software and interface customization, and website development, and also expect to further develop our sales, marketing and manufacturing programs associated with the commercialization and licensing of the GpVector™ technology and the commercialization of the LOCiMobile™ applications for GPS enabled handsets and CANS.

Our funding requirements will depend on numerous factors, including:

•	Costs involved in the completion of the hardware, software and interface customization, and website necessary to continue the commercialization of the GpVector™;
•	The costs of outsourced manufacturing;
•	The costs of licensing activities, including product marketing and advertising; and
•	Revenues derived from product sales and the licensing of the GpVector™ technology, the sales of the LOCiMobile™ applications for GPS enabled handsets, and advertising sales from CANS.

As noted above, based on budgeted expenditures, we believe that we will have sufficient liquidity to satisfy our cash requirements for the next twelve months.  In addition, we expect to be able to supplement our cash requirements, if and when needed, under the Equity Line. However, if our actual expenses increase beyond our existing financial resources, we will have to access funding through the Equity Line and/or otherwise through the sale of additional equity or debt securities.  In any event, we expect that unless our sales increase significantly, we will need to raise additional funds during 2010, either through the Equity Line or otherwise.  The sale of additional equity securities will result in additional dilution to our existing stockholders. Sale of debt securities could involve substantial operational and financial covenants that might inhibit our ability to follow our business plan.  Additional financing may not be available in amounts or on terms acceptable to us or at all.   The Dutchess Equity Line is only available to us under certain circumstances, and the amount of proceeds that we are entitled to receive under the Dutchess Equity Line is dependent on the trading volume of our shares.  Accordingly, we may not be able to obtain funding through the Equity Line if and when needed, or the amount of such funding may not be sufficient for our needs.  If we are unable to obtain additional financing (through the Equity Line, or otherwise), we may be required to reduce the scope of, delay or eliminate some or all of our planned research, development and commercialization activities, which could harm our financial conditions and operating results.

We are subject to many risks associated with development-stage businesses, including the above-discussed risks associated with the ability to raise capital. Please see the section entitled “Risk Factors” for more information regarding risks associated with our business.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation

We do not believe our business and operations have been materially affected by inflation.

Critical Accounting Policies and Estimates

The preparation of our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States requires management to adopt critical accounting policies and to make estimates and assumptions that affect the amounts reported in our Consolidated Financial Statements and accompanying notes. These critical accounting policies and estimates have been reviewed by our Audit Committee. The principal items in our Consolidated Financial Statements reflecting critical accounting policies or requiring significant estimates and judgments are as follows:

Revenue Recognition

The Company recognizes revenue from product sales when the product is shipped to the customer and title has transferred. The Company assumes no remaining significant obligations associated with the product sale other than that related to its warranty program.  Revenue related to licensing agreements is recognized over the term of the agreement.  Revenues for services are recognized as the services are rendered.

Inventory

Inventory consists of finished units and various components that go into the final product such as antennas, batteries, control boards, SIM card holders, etc. Inventory is valued at the lower of cost (first-in, first-out) or net realizable value. The Company evaluates its inventory for excess and obsolescence on a regular basis. In preparing the evaluation the Company looks at the expected demand for the product, as well as changes in technology, in order to determine whether or not a reserve is necessary to record the inventory at net realizable value. If actual market conditions are less favorable than those projected by management, inventory write-downs may be required.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recently Issued Accounting Standards

In March 2008, the FASB issued new disclosure requirements regarding derivative instruments and hedging activities. Entities must now provide enhanced disclosures on an interim and annual basis regarding how and why the entity uses derivatives; how derivatives and related hedged items are accounted for, and how derivatives and related hedged items affect the entity’s financial position, financial results and cash flow. Pursuant to the transition provisions, the Company adopted these new requirements on January 1, 2009. The adoption of this standard did not have a material effect on our consolidated financial statements.

In June 2008, the FASB issued new requirements which provide that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. –The guidance specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to this company's own stock and (b) classified in stockholders' equity in the statement of financial position would not be considered a derivative financial instrument. The guidance is effective for fiscal years beginning after December 15, 2008. The adoption of this guidance did not have an impact on this company’s consolidated financial statements.

In May 2009, the FASB issued guidelines on subsequent event accounting which sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The adoption of this guidance did not have an impact on this company’s consolidated financial statements.

On July 1, 2009, the FASB issued the FASB Accounting Standards Codification (the “Codification”). The Codification became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. The Codification eliminates the previous US GAAP hierarchy and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. However, rules and interpretive releases of the Securities Exchange Commission (“SEC”) issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. The Codification was effective for interim and annual periods ending after September 15, 2009. The Company adopted the Codification for the quarter ending September 30, 2009.  There was no impact to the consolidated financial results as this change is disclosure-only in nature.

On January 1, 2009, the Company adopted the revised FASB guidance regarding business combinations which was required to be applied to business combinations on a prospective basis. The revised guidance requires that the acquisition method of accounting be applied to a broader set of business combinations, amends the definition of a business combination, provides a definition of a business, requires an acquirer to recognize an acquired business at its fair value at the acquisition date and requires the assets and liabilities assumed in a business combination to be measured and recognized at their fair values as of the acquisition date (with limited exceptions). There was no impact upon adoption and the effects of this guidance will depend on the nature and significance of business combinations occurring after the effective date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements with our executive officers and directors and the transactions described below, during our last three fiscal years, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

CORPORATE GOVERNANCE

Each of our directors was elected by the stockholders and serves until his or her successor is elected and qualified.  The board of directors currently has no nominating, audit or compensation committee at this time.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the rules of the NASDAQ rules. Pursuant to the NASDAQ rules, after considering all relevant facts and circumstances, the Board affirmatively determined that three of the four directors serving on the Board are independent pursuant to the NASDAQ rules regarding director independence, with the exception of Patrick Bertagna, who serves as our President, Chief Executive Officer and Chairman of the Board.  With the exception of Mr. Sharpe, our officers and directors assumed their current offices with GTX Corp upon the closing of the Exchange Transaction on March 14, 2008.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since the closing of the Exchange Transaction, our common stock has been traded in the over-the-counter market on the OTC Bulletin Board under the symbol “GTXO.”  Prior thereto, our common stock was listed on the OTC Bulletin Board over-the-counter market under the symbol “DEEA.”

To our knowledge, there was limited or no trading in our common stock prior to the Exchange Transaction on March 14, 2008.  Accordingly, the following table only sets forth the high and low bid information for our common stock for the periods indicated since the Exchange Transaction.  The following price information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	Year Ended December 31,
	2009
	High	Low
First Quarter	$0.24	$0.04
Second Quarter	$0.40	$0.05
Third Quarter	$0.39	$0.09
October 1, 2009 – December 7, 2009	$0.247	$0.16

	Year Ended December 31,
	2008
	High	Low
First Quarter	$1.65	$0.95
Second Quarter	$2.71	$1.46
Third Quarter	$2.42	$0.33
Fourth Quarter	$0.65	$0.11

As of December 4, 2009, the last reported sales price of our common stock on the OTC Bulletin Board was $0.19 per share.

Holders of Record

As of December 7, 2009, our shares of common stock were owned by approximately 120 holders of record, based on information provided by our transfer agent.  The foregoing number of record holders does not include any persons who hold their stock in “street name.”

Dividends

Since our inception in September 2002, we have not paid or declared any cash dividends on our common stock. We currently intend to retain any earnings for future growth and, therefore, do not expect to pay cash dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2008, information concerning the 2008 Equity Compensation Plans under which up to 7,000,000 shares of common stock are authorized for issuance.  The table does not reflect grants, awards, exercises, terminations or expirations since that date.

	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,563,000	$0.74	1,894,423
Equity compensation plans not approved by security holders	—	—	—
Total	4,563,000	$0.74	1,894,423

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 2,071,000,000 shares of common stock, par value $0.001 per share, of which 39,466,540 shares were issued and outstanding as of December 7, 2009, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding as of December 7, 2009.

Common Stock

Each stockholder of our common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock. $.001 par value, authorized. No shares of preferred stock are issued or outstanding. Our Board of Directors is authorized to determine the number of series into which the preferred stock may be divided, to determine the designations, powers, preferences, voting and other rights of each series.

Warrants

We issued 1,850,750 warrants to purchase shares of our common stock at an exercise price of $1.50 per share, in connection with the Additional Financing in May 2008.  These warrants expire on May 11, 2011.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholder to offer and resell up to an aggregate of 12,000,000 shares of our common stock at such times and at such places as they choose.  In this section of the prospectus, the term “selling stockholder” includes the partners, pledgees, donees, transferees or other successors-in-interest of the selling stockholder, which may sell shares received after the date of this prospectus from the selling stockholder as a pledge, gift, partnership or similar distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of the selling stockholder.

The distribution of the common stock by the selling stockholder may be effected from time to time in one or more transactions.  Any of the common stock may be offered for sale, from time to time, by the selling stockholder at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:

—  On the OTC Bulletin Board or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

—  Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

o	Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

o	Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

o	Ordinary brokerage transactions.

o	Transactions in which the broker solicits purchasers.

—  Directly to one or more purchasers.

—  Combination of these methods.

Dutchess and any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Because the selling stockholder is an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed.  Underwriters, dealers, brokers or other agents engaged by the selling stockholder may arrange for other such persons to participate.  Any fixed public offering price and any discounts and concessions may be changed from time to time.  Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder.  The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling stockholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholder. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $18,000. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007 included in this Prospectus have been audited by LBB & Associates Ltd., LLP, an independent registered public accounting firm, as stated in their report appearing herein.  Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of TroyGould PC, Los Angeles, California.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

None.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Nevada Revised Statutes authorizes indemnification of a director, officer, employee or agent of the Company against expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of his or her having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence in performance of his or her duty.  In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires us to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

Further, pursuant to the Nevada Revised Statutes, the Company has adopted the following indemnification provisions in its Amended and Restated Bylaws for its directors and officers:

“The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit, or proceeding by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit, or proceeding initiated by such person only if such action, suit, or proceeding was authorized by the Board of Directors. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.”

“The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been finally adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Notwithstanding the foregoing, the Corporation shall be required to indemnify an officer or director in connection with an action, suit, or proceeding initiated by such person only if such action, suit, or proceeding was authorized by the Board of Directors.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the Nevada Revised Statutes, our Amended and Restated Bylaws or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

ADDITIONAL INFORMATION

We have filed with the SEC this Registration Statement on Form S-1 under the Securities Act covering the sale by the selling stockholder of the securities offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the Registration Statement and to the exhibits filed therewith.

The Registration Statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC’s web site at  http://www.sec.gov .

GTX CORP AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

PART I

ITEM 1.  FINANCIAL STATEMENTS

GTX CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$354,741	$706,873
Certificates of deposit	500,000	1,500,000
Accounts receivable, net	52,925	36,630
Inventory, net	14,659	36,862
Other current assets	26,183	29,408

Total current assets	948,508	2,309,773

Property and equipment, net	259,901	151,220
Other assets	16,641	19,745

Total assets	$1,225,050	$2,480,738

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$277,709	$319,961

Total current liabilities	277,709	319,961

Total liabilities	277,709	319,961

Commitments

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 2,071,000,000 shares authorized;
39,451,540 and 38,680,540 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	39,452	38,680
Additional paid-in capital	9,909,819	9,564,024
Accumulated deficit	(9,001,930)	(7,441,927)

Total stockholders’ equity	947,341	2,160,777

Total liabilities and stockholders’ equity	$1,225,050	$2,480,738

See accompanying notes to consolidated financial statements

GTX CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$126,704	$235,102	$185,227	$374,165

Cost of goods sold	60,448	193,864	88,321	302,461

Net profit	66,256	41,238	96,906	71,704

Operating expenses
Salaries and professional fees	388,836	795,242	1,293,351	2,272,581
Research and development	5,782	112,632	91,109	307,288
General and administrative	115,715	133,355	306,621	310,175

Total operating expenses	510,333	1,041,229	1,691,081	2,890,044

Loss from operations	(444,077)	(999,991)	(1,594,175)	(2,818,340)

Other income (expense)
Interest income	6,837	14,000	34,172	31,659
Interest expense	-	-	-	(62,511)

Net loss	$(437,240)	$(985,991)	$(1,560,003)	$(2,849,192)

Weighted average number of common
shares outstanding - basic and diluted	39,365,638	38,540,772	39,185,848	32,138,473

Net loss per share - basic and diluted	$(0.01)	$(0.03)	$(0.04)	$(0.09)

See accompanying notes to consolidated financial statements

GTX CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net loss	$(1,560,003)	$(2,849,192)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	63,419	11,193
Bad debt expense	40,284	-
Stock based compensation	359,108	953,149
Changes in operating assets and liabilities
Accounts receivable	(56,579)	(127,486)
Inventory	22,203	(1,145)
Other assets	(6,212)	(43,934)
Accounts payable and accrued expenses	(42,252)	29,625

Net cash used in operating activities	(1,180,032)	(2,027,790)

Cash flows from investing activities
Proceeds from certificates of deposit	1,000,000	-
Proceeds from disposal of property and equipment	2,612	-
Purchase of property and equipment	(174,712)	(69,539)

Net cash provided by (used in) investing activities	827,900	(69,539)

Cash flows from financing activities
Proceeds from issuance of common stock	-	3,732,000
Proceeds from exercise of stock warrants	-	398,800
Commissions paid in relation to May 2008 Financing	-	(123,750)

Net cash provided by financing activities	-	4,007,050

Net increase (decrease) in cash and cash equivalents	(352,132)	1,909,721

Cash and cash equivalents, beginning of period	706,873	735,937

Cash and cash equivalents, end of period	$354,741	$2,645,658

Supplemental disclosure of cash flow information:
Income taxes paid	$-	$-
Interest paid	$-	$-

Supplementary disclosure of noncash financing activities:
Issuance of common stock for repayment of note payable and accrued interest	$-	$1,030,750
Issuance of common stock for repayment of shareholder note payable and accrued interest	$-	$118,511
Issuance of common stock for repayment of accounts payable	$-	$33,750

See accompanying notes to consolidated financial statements

GTX CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(Unaudited)

1.           BASIS OF PRESENTATION

GTX Corp and subsidiaries (the “Company” or “GTX”) develops and integrates miniaturized Global Positioning System (GPS) tracking and cellular location technology for consumer products and service applications. GTX Corp owns 100% of the issued and outstanding capital stock of Global Trek Xploration, acquired on March 14, 2008, LOCiMOBILE, Inc, incorporated in the State of Nevada on October 14, 2008, and Code Amber News Service, Inc. (“CANS”) incorporated in the State of Nevada on February 11, 2009.  LOCiMOBILE, Inc. has developed and owns LOCiMobile™, a suite of mobile tracking applications that turn the iPhone and other GPS enabled handsets into a tracking device which can then be tracked through our Location Data Center tracking portal and which allows the user to send a map to the recipient’s phone showing the user’s location.  CANS is a U.S. and Canadian syndicator of all state Amber Alerts providing website tickers and news feeds to merchants, internet service providers, affiliate partners, corporate sponsors and local, state and federal agencies.

The accompanying unaudited consolidated financial statements of GTX Corp have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and applicable regulations of the U.S. Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of financial position and results of operations have been included.  Our operating results for the three and nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. The accompanying unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008, which are included in this Prospectus, and the risk factors contained therein.

The preparation of the accompanying unaudited consolidated financial statements requires the use of estimates that affect the reported amounts of assets, liabilities, revenues, expenses and contingencies.  These estimates include, but are not limited to, estimates related to revenue recognition, allowance for doubtful accounts, inventory valuation, tangible and intangible long-term asset valuation, warranty and other obligations and commitments.  Estimates are updated on an ongoing basis and are evaluated based on historical experience and current circumstances.  Changes in facts and circumstances in the future may give rise to changes in these estimates which may cause actual results to differ from current estimates.

The consolidated financial statements reflect the accounts of GTX Corp and its wholly owned subsidiaries; Global Trek Xploration, LOCiMOBILE, Inc. and Code Amber News Service, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Fair Value Measurement
In September 2006, the Financial Accounting Standards Board issued Financial Accounting Standard Number 157 (“SFAS 157”), Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and enhances disclosure about fair value measurements. SFAS 157 was effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. Where the measurement objective specifically requires the use of “fair value”, the Company has adopted the provisions of SFAS 157 related to financial assets and financial liabilities as of December 30, 2007. Effective January 1, 2009, the Company adopted the provisions of SFAS 157 with respect to non-financial assets and non-financial liabilities.

Recently Adopted and Recently Issued Accounting Guidance

In March 2008, the FASB issued new disclosure requirements regarding derivative instruments and hedging activities. Entities must now provide enhanced disclosures on an interim and annual basis regarding how and why the entity uses derivatives; how derivatives and related hedged items are accounted for, and how derivatives and related hedged items affect the entity’s financial position, financial results and cash flow. Pursuant to the transition provisions, the Company adopted these new requirements on January 1, 2009. The adoption of this standard did not have a material effect on our consolidated financial statements.

In June 2008, the FASB issued new requirements which provide that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. –The guidance specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to this company's own stock and (b) classified in stockholders' equity in the statement of financial position would not be considered a derivative financial instrument. The guidance is effective for fiscal years beginning after December 15, 2008. The adoption of this guidance did not have an impact on this company’s consolidated financial statements.

In May 2009, the FASB issued guidelines on subsequent event accounting which sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The adoption of this guidance did not have an impact on this company’s consolidated financial statements.

On July 1, 2009, the FASB issued the FASB Accounting Standards Codification (the “Codification”). The Codification became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. The Codification eliminates the previous US GAAP hierarchy and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. However, rules and interpretive releases of the Securities Exchange Commission (“SEC”) issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. The Codification was effective for interim and annual periods ending after September 15, 2009. The Company adopted the Codification for the quarter ending September 30, 2009.  There was no impact to the consolidated financial results as this change is disclosure-only in nature.

On January 1, 2009, the Company adopted the revised FASB guidance regarding business combinations which was required to be applied to business combinations on a prospective basis. The revised guidance requires that the acquisition method of accounting be applied to a broader set of business combinations, amends the definition of a business combination, provides a definition of a business, requires an acquirer to recognize an acquired business at its fair value at the acquisition date and requires the assets and liabilities assumed in a business combination to be measured and recognized at their fair values as of the acquisition date (with limited exceptions). There was no impact upon adoption and the effects of this guidance will depend on the nature and significance of business combinations occurring after the effective date.

2.           EQUITY

Common Stock
During the three and nine months ended September 30, 2009, the Company issued 146,000 and 771,000 shares of common stock, respectively, to various members of management, employees and consultants at values ranging from $0.054 to $0.15 per share as compensation for services rendered.  The grant-date fair value was $16,470 and $56,700, respectively.

During May 2008, the Company entered into a one year agreement with a third-party public relations firm.  The terms of the agreement include the issuance of 17,500 shares of common stock to be paid to the public relations firm in 4 equal installments.  The 17,500 shares of common stock were issued and held by the Company in escrow to be delivered to the public relations firm in four equal quarterly installments during the 1-year term of the agreement.  The fair value of these shares was estimated to be $37,625 based on the market price of the securities, as quoted on the OTCBB on the date of issuance.  During the three and nine months ended September 30, 2009, $0 and $12,542, respectively, has been expensed in the accompanying consolidated financial statements related to this agreement.  As of September 30, 2009, the 17,500 shares have been fully earned, delivered and expensed.

Common Stock Warrants
Since inception, the Company has issued numerous warrants to purchase shares of the Company’s common stock to shareholders, consultants and employees as compensation for services rendered.

A summary of the Company’s warrant activity and related information for the nine months ended September 30, 2009 is provided below:

		Number of
	Exercise Price	Warrants

Outstanding and exercisable at December 31, 2008	$0.75 – 1.50	5,996,752
Warrants exercised		-
Warrants granted		-
Warrants expired	$1.25	(4,041,002)
Outstanding and exercisable at September 30, 2009	$0.75 - 1.50	1,955,750

Stock Warrants as of September 30, 2009
Exercise	Warrants	Remaining	Warrants
Price	Outstanding	Life (Years)	Exercisable
$1.50	1,850,750	1.67	1,850,750
$1.25	80,000	1.67	80,000
$0.75	25,000	0.50	25,000
	1,955,750		1,955,750

Common Stock Options
For the three and nine months ended September 30, 2009, the Company recorded compensation expense related to options granted under the 2008 Equity Compensations Plan (the “2008 Plan”) of $97,003 and $292,116, respectively.  For the three and nine months ended September 30, 2008, the Company recorded compensation expense related to options granted under the 2008 Plan of $150,631 and $284,163, respectively.

The fair value of our stock options granted during the nine months ended September 30, 2009 and 2008, respectively, was estimated at the date of grant using the following assumptions:

	Nine Months Ended
	September 30,
	2009	2008
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	1.9-2.25%	2-3.3%
Expected volatility	73-152%	40-50%
Expected life (in years)	4-5	4-5

The 2008 Plan provides for the issuance of a maximum of 7,000,000 shares of which, after adjusting for estimated pre-vesting forfeitures, approximately 2,580,000 were still available for issuance as of September 30, 2009.

Stock option activity under the 2008 Plan for the nine months ended September 30, 2009 is summarized as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Grant Date Fair Value
Outstanding at December 31, 2008	4,563,000	$0.80	3.52	$1,626,361
Options granted	605,000	$0.09	3.55	39,918
Options exercised	-	$-	-
Options cancelled/ forfeited/ expired	(1,345,000)	$0.89	-	(618,756)
Outstanding at September 30, 2009	3,823,000	$0.65	3.12	$1,047,523

Exercisable at September 30, 2009	1,869,754	$.70	2.48	$603,045

As of September 30, 2009, after adjusting for estimated pre-vested forfeitures, there was approximately $547,000 of unrecognized compensation cost related to unvested stock options which is expected to be recognized monthly over approximately 3 years.  The Company intends to issue new shares to satisfy share option exercises.

Share-Based Compensation Payments
Total non-cash compensation expense related to the issuance of stock, warrants, and options was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Stock compensation	$16,470	$237,205	$66,992	$663,476
Warrant compensation	-	-	-	5,510
Options compensation	97,003	150,631	292,116	284,163
	$113,473	$387,836	$359,108	$953,149

3.           DEFERRED REVENUE

During fiscal year 2007, the Company entered into an exclusive license agreement with a reseller of its gpVectorTM Powered Athlete Tracking Systems and received payment for the exclusive license in advance.  The exclusive license fee was recorded as deferred revenue and was amortized over the term of the exclusive license agreement.  During September 2009 we recognized the remaining portion of the unamortized exclusive license fee ($77,500) into revenue as the re-seller failed to meet the required minimum device purchases and activation requirements pursuant to the exclusive license agreement.

4.           SUBSEQUENT EVENTS

Management evaluated subsequent events of the Company through October 29, 2009 (the available for issuance date of the Financial Statements) and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Consolidated Financial Statements, except as follows:

In October 2009, the Company granted 10,000 shares of common stock (valued at $1,900) and stock options to purchase 30,000 shares of common stock (which options were valued at approximately $5,000) to a consultant for services rendered.

GTX CORP
(Formerly Deeas Resources, Inc.)
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
GTX Corp
(Formerly Deeas Resources, Inc.)
Los Angeles, CA

We have audited the accompanying consolidated balance sheets of GTX Corp (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GTX Corp as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

LBB & Associates Ltd., LLP

Houston, Texas
March 6, 2009

GTX CORP
(Formerly Deeas Resources, Inc.)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$706,873	$735,937
Certificates of deposit	1,500,000	-
Accounts receivable, net	36,630	-
Inventory, net	36,862	15,312
Other current assets	29,408	-

Total current assets	2,309,773	751,249

Property and equipment, net	151,220	11,810
Other assets	19,745	-

Total assets	$2,480,738	$763,059

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$319,961	$351,849
Shareholder note payable	-	78,385
Convertible note payable	-	1,000,000
Total current liabilities	319,961	1,430,234

Total liabilities	319,961	1,430,234

Commitments

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 2,071,000,000 shares authorized;
38,680,540 and 15,605,879 shares issued and outstanding at
December 31, 2008 and 2007, respectively	38,680	15,606
Additional paid-in capital	9,564,024	3,357,863
Accumulated deficit	(7,441,927)	(4,040,644)

Total stockholders’ equity (deficit)	2,160,777	(667,175)

Total liabilities and stockholders’ equity (deficit)	$2,480,738	$763,059

See accompanying notes to consolidated financial statements

GTX CORP
(Formerly Deeas Resources Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007

Revenues	$424,166	$26,000

Cost of goods sold	334,482	-

Gross margin	89,684	26,000

Operating expenses
Salaries and professional fees	2,704,775	796,881
Research and development	371,924	240,500
General and administrative	402,293	280,366

Total operating expenses	3,478,992	1,317,747

Loss from operations	(3,389,308)	(1,291,747)

Other income (expense)
Interest income	50,661	1,685
Interest expense	(62,636)	(37,592)

Net loss	$(3,401,283)	$(1,327,654)

Weighted average number of common
shares outstanding - basic and diluted	33,778,909	15,101,450

Net loss per share - basic and diluted	$(0.10)	$(0.09)

See accompanying notes to consolidated financial statements

GTX CORP
(Formerly Deeas Resources Inc.)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance,
December 31, 2006	14,766,986	$14,768	$2,805,973	$(2,712,990)	$107,751

Issuance of common stock for cash	327,373	327	191,673	-	192,000
Issuance of common stock from exercise of stock warrants	426,267	426	179,574	-	180,000
Issuance of common stock for services	85,253	85	49,915	-	50,000
Stock warrant compensation	-	-	130,728	-	130,728
Net loss	-	-	-	(1,327,654)	(1,327,654)
Balance,
December 31, 2007	15,605,879	15,606	3,357,863	(4,040,644)	(667,175)
Issuance of common stock for cash from exercise of warrants	871,479	871	397,928	-	398,799
Cashless issuance of common stock from exercise of stock warrants	1,165,879	1,166	202	-	1,368
Issuance of common stock for payment of accounts payable	76,112	76	33,674	-	33,750
Conversion of shareholder note payable and accrued interest into common stock	280,652	281	118,230	-	118,511
Issuance of common stock in connection with recapitalization	13,999,960	14,000	(14,000)	-	-
Conversion of note payable and accrued interest into common stock	1,374,334	1,374	1,029,376	-	1,030,750
Issuance of common stock in conjunction with private placement	2,666,668	2,667	1,997,333	-	2,000,000
Stock option compensation	-	-	341,992	-	341,992
Issuance of common stock in conjunction with PIPE II, net	1,862,000	1,862	1,606,388	-	1,608,250
Issuance of common stock for services	777,577	777	695,038	-	695,815
Net loss	-	-	-	(3,401,283)	(3,401,283)
Balance,
December 31, 2008	38,680,540	$38,680	$9,564,024	$(7,441,927)	$2,160,777

See accompanying notes to consolidated financial statements

GTX CORP
(Formerly Deeas Resources Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007
Cash flows from operating activities
Net loss	$(3,401,283)	$(1,327,654)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	34,484	2,618
Bad debt expense	26,600	-
Stock based compensation	1,025,264	180,728
Changes in operating assets and liabilities
Accounts receivable	(63,230)	-
Inventory	(21,550)	(15,312)
Other current and non-current assets	(36,611)	-
Accounts payable and accrued expenses	74,107	289,033

Net cash used in operating activities	(2,362,219)	(870,587)

Cash flows from investing activities
Purchase of certificates of deposit	(1,500,000)	-
Purchase of property and equipment	(173,894)	(10,937)

Net cash used in investing activities	(1,673,894)	(10,937)

Cash flows from financing activities
Proceeds from issuance of common stock	3,732,000	192,000
Proceeds from issuanace of note payables	-	1,000,000
Proceeds from issuance of common stock from exercise of stock warrants	398,799	180,000
Commissions paid in relation to May 2008 Financing	(123,750)	-

Net cash provided by financing activities	4,007,049	1,372,000

Net increase (decrease) in cash and cash equivalents	(29,064)	490,476

Cash and cash equivalents, beginning of period	735,937	245,461

Cash and cash equivalents, end of period	$706,873	$735,937

Supplemental disclosure of cash flow information:
Income taxes paid	$-	$-
Interest paid	$-	$-

Supplementary disclosure of noncash financing activities:
Issuance of common stock for repayment of note payable and accrued interest	$1,030,750	$-
Issuance of common stock for repayment of shareholder note payable and accrued interest	$118,511	$-
Issuance of common stock for repayment of accounts payable	$33,750	$-
Issuance of common stock for other asset	$37,625	$-

See accompanying notes to consolidated financial statements

GTX CORP
(Formerly Deeas Resources Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATIONS

GTX Corp and subsidiaries (the “Company” or “GTX”) develops and integrates miniaturized Global Positioning System (GPS) tracking and cellular location technology for consumer products and service applications. Formerly known as Deeas Resources Inc., GTX owns 100% of the issued and outstanding capital stock of Global Trek Xploration, acquired on March 14, 2008 in an exchange transaction (hereafter referred to as the “Exchange Transaction”), and LOCiMOBILE, Inc, incorporated in the State of Nevada on October 14, 2008.  On September 22, 2008, the Company dissolved 0758372 B.C. Ltd, a former subsidiary of Deeas Resources Inc.  Concurrent with the March 14, 2008 Exchange Agreement described below, the Company changed its name from Deeas Resources Inc. to GTX Corp.  As of December 31, 2008, all of the Company's operations are conducted through Global Trek Xploration. Unless the context indicates otherwise, references herein to “we,” “our,” or the "Company" during periods prior to March 14, 2008 refer solely to Global Trek Xploration, while references to “we,” “our,” “GTX” or the "Company" after March 14, 2008 refer to both GTX Corp and its subsidiaries. All references to "Deeas" refer to Deeas Resources Inc. on a stand-alone basis prior to March 14, 2008.

On December 24, 2008, GTX acquired the assets of Code Amber, a web based Amber Alert system providing web site owners with a JavaScript news feed ticker that displays active Amber Alerts on their web pages.  The acquisition was not considered material.

Exchange Transaction
On March 4, 2008, Deeas entered into the Share Exchange Agreement, (the “Exchange Agreement”), with Global Trek Xploration, the shareholders of Global Trek Xploration (the “Global Trek Shareholders”), and Jupili Investment S.A., a company incorporated under the laws of the Republic of Panama (“Jupili”).

Under the Exchange Agreement, the Company agreed to acquire all of the outstanding capital stock of Global Trek Xploration, following a 20.71 forward common stock split of Deeas. The closing of the transactions contemplated by the Exchange Agreement and the closing of the March 2008 Financing described below occurred on March 14, 2008 (the “Closing” or the “Closing Date”).  Pursuant to the Exchange Agreement, at the Closing, Deeas issued 18,000,001 post forward split common shares of Deeas for all of the issued and outstanding shares of Global Trek Xploration on the basis of 0.8525343 shares of Deeas for every one share of Global Trek Xploration.  As a result, Global Trek Xploration became a wholly-owned subsidiary of Deeas.  Concurrent with the Exchange Transaction, Deeas changed its name to GTX Corp.

As a result of this Exchange Agreement, the Global Trek Shareholders acquired approximately 50% of the issued and outstanding common shares of the Company.  For accounting purposes, the Exchange Transaction was treated as an acquisition of Deeas and a recapitalization of Global Trek Xploration.  Global Trek Xploration is the accounting acquirer and the results of its operations carryover.  Accordingly, the operations of Deeas are not carried over and have been adjusted to $0.

Concurrent with the closing of this transaction, the Company cancelled 31,065,000 post forward split common shares (1,500,000 pre split common shares) which had been held by the sole director and officer of the Company prior to the Exchange Transaction, completed a $2,000,000 private placement of units of the Company at $0.75 per unit (the “March 2008 Financing”) and converted a $1,000,000 Global Trek Xploration bridge loan and interest into units of the Company at $0.75 per unit.

Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The accompanying consolidated financial statements reflect the accounts of GTX Corp and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition
The Company recognizes revenue from product sales when the product is shipped to the customer and title has transferred. The Company assumes no remaining significant obligations associated with the product sale other than that related to its warranty program discussed below.  Revenue related to licensing agreements is recognized over the term of the agreement.  Revenue for services is recognized as the services are rendered.

Revenues recognized during the year ended December 31, 2008 were received from one customer primarily for the sale of approximately 900 gpVector™ Powered Athlete Tracking Systems. The Company’s reliance on this one customer during the year ended December 31, 2008 makes us vulnerable to the risk of a near-term severe impact. Revenues recognized during the year ended December 31, 2007 were received from one customer in connection with a licensing agreement which was terminated.

Allowance for Doubtful Accounts
We extend credit based on our evaluation of the customer’s financial condition.  We carry our accounts receivable at net realizable value. We monitor our exposure to losses on receivables and maintain allowances for potential losses or adjustments. We determine these allowances by (1) evaluating the aging of our receivables; and (2) reviewing high-risk customers financial condition. Past due receivable balances are written off when our internal collection efforts have been unsuccessful in collecting the amount due.

Shipping and Handling Costs
Shipping and handling costs are included in cost of goods sold in the accompanying consolidated financial statements.

Product Warranty
The Company provides for estimated warranty costs at the time of sale. The warranty period is generally for one year from the date the device is activated.  Defects that occur within this warranty period, under normal use and care will be repaired or replaced, solely at our discretion, with no charge for parts or labor.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value Estimates
Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet.  The fair value of an asset or liability is the amount at which it could be exchanged or settled in a current transaction between willing parties.  The carrying values for cash and cash equivalents, certificates of deposit, prepaid assets, accounts payable and accrued liabilities approximate their fair value due to their short maturities.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  That assessment is based on the carrying amount of the asset at the date it is tested for recoverability.  An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Reclassifications
For comparability, certain prior period amounts have been reclassified, where appropriate, to conform to the financial statement presentation used in 2008.

Cash and Cash Equivalents
Cash equivalents consist of highly liquid investments with insignificant rate risk and with original maturities of three months or less at the date of purchase.   At various times, the Company had deposits in excess of the Federal Deposit Insurance Corporation limit. The Company has experienced no losses related to these uninsured amounts.

Certificates of Deposit
The Company’s certificates of deposits have maturity dates ranging from three to twelve months from the date of issue and are maintained at various financial institutions in order to ensure coverage under the Federal Deposit Insurance Corporation.

Inventory
Inventory consists of raw materials, work in process and finished goods and is valued at the lower of cost (first-in, first-out) or net realizable value. The Company evaluates its inventory for excess and obsolescence on a regular basis. In preparing the evaluation the Company looks at the expected demand for the product, as well as changes in technology, in order to determine whether or not a reserve is necessary to record the inventory at net realizable value.  After performing a review of the inventory as of December 31, 2008, we determined that the net realizable value is greater than the cost thus inventory is recorded at cost as of December 31, 2008.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated two year useful lives of the assets. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are expensed as incurred.

Website Development
The Company accounts for the development of its website under the guidance of EITF 00-2, “Accounting for Website Development Costs” (“EITF 00-2”) which provides that all costs relating to software used to operate a website be accounted for under AICPA SOP 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” unless a plan exists or is being developed to market the software externally.  As such, all costs associated with the planning of the website are expensed as incurred and the costs to develop the website are generally capitalized.  Depreciation is calculated using the straight-line method over the estimated two year useful lives of the assets.

Software Development Costs
Software development costs include payments made to independent software developers under development arrangements. Software development costs are capitalized once technological feasibility of a product is established and it is determined that such costs should be recoverable against future revenues. For products where proven technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to product research and development costs.

Commencing upon the related product’s release, capitalized software development costs are amortized to cost of sales based upon the higher of (i) the ratio of current revenue to total projected revenue or (ii) the straight-line method. The amortization period is two years from the initial release of the product. The recoverability of capitalized software development costs is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology and orders for the product prior to its release.

Significant management judgments and estimates are utilized in the assessment of when technological feasibility is established, as well as in the ongoing assessment of the recoverability of capitalized costs. If revised forecasted or actual product sales are less than and/or revised forecasted or actual costs are greater than the original forecasted amount utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge.

Net Loss Per Common Share
Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”).  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no dilutive shares outstanding as of December 31, 2008.

Research and Development
Research and development costs are clearly identified and are expensed as incurred in accordance with FASB statement No. 2, "Accounting for Research and Development Costs."  For the years ended December 31, 2008 and 2007, the Company incurred $371,924, and $240,500 of research and development costs, respectively.

Income Taxes
Prior to the Exchange Transaction, Global Trek Xploration elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company’s taxable income. Therefore, no provision or liability for federal income taxes is included in the financial statements as of December 31, 2007.

As a result of the Exchange Transaction, GTX is now considered a C corporation and as such, the Company began following SFAS No. 109, “Accounting for Income Taxes” during the year ended December 31, 2008. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance can be provided for a net deferred tax asset, due to uncertainty of realization.

Stock-based Compensation
Stock based compensation expense is recorded in accordance with SFAS 123R (Revised 2004), Share-Based Payment, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

Development Stage Company
During the three months ended March 31, 2008, the Company no longer met the qualifications as a development stage company as defined in Financial Accounting Standards Board Statement No. 7.  Accordingly, reporting as a development stage company is no longer deemed necessary.

Recently Issued Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R broadens the guidance of SFAS No. 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations; and stipulates that acquisition related costs be expensed rather than included as part of the basis of the acquisition. SFAS No. 141R expands required disclosures to improve the ability to evaluate the nature and financial effects of business combinations. SFAS No. 141R is effective for all transactions entered into, on or after January 1, 2009. We believe that the adoption of this standard will not have a material effect on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133. SFAS No. 161 enhances required disclosures regarding derivative instruments and hedging activities, including enhanced disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and the impact of derivative instruments and related hedged items on an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective on January 1, 2009. We believe that the adoption of this standard will not have a material effect on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”.  SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” We do not expect the adoption of this statement to have a material impact on the Company’s results of operations, financial position or cash flows.

3.	INVENTORY

The components of inventory consist of the following:

	December 31,
	2008	2007
Raw materials	$10,455	$15,312
Work in process	26,407	-
Finished goods	-	-

Inventory	$36,862	$15,312

4.	PROPERTY AND EQUIPMENT

Property and equipment, net, consists of the following:

	December 31,
	2008	2007
Computer and office equipment	$81,407	$18,018
Software	13,749	-
Website development	59,896	-
Software development	36,860	-
Less: accumulated depreciation	(40,692)	(6,208)

Total property and equipment, net	$151,220	$11,810

Depreciation expense for the years ended December 31, 2008 and 2007 was $34,484 and $2,618, respectively.

5.	SHAREHOLDER NOTE PAYABLE

During fiscal years 2002 and 2003, a shareholder (also a Director of the Company) loaned the Company a total of $78,385, bearing interest at 10% per annum, to be used in developing the Company’s product.  For the years ended December 31, 2008 and 2007 the Company incurred interest expense of $880 and $7,838, respectively.  The Shareholder Note Payable plus all accrued interest of $40,126 was converted into 280,652 shares of common stock.

6.	INCOME TAXES

The provision for refundable Federal income tax consists of the following as of December 31, 2008:
Refundable Federal income tax calculated at statutory rate of 35%	$1,200,000
Less: Stock based compensation expense	(185,000)
Change in valuation allowance	(1,015,000)
Net refundable amount	$-

The cumulative tax effect at the expected rate of 35% of significant items comprising our net deferred tax amount at December 31, 2008 is as follows:

Deferred tax asset attributable to:
Net operating losses carried forward	$1,015,000
Less: Valuation allowance	(1,015,000)
Net deferred tax asset	$-

The Company established a full valuation allowance in accordance with the provision of SFAS No. 109, “Accounting for Income Taxes.” The Company continually reviews the adequacy of the valuation allowance and recognizes a benefit from income taxes only when reassessment indicates that it is more likely than not that the benefits will be realized.

At December 31, 2008, the Company had an unused net operating loss carryover approximating $2,900,000 that is available to offset future taxable income; it expires beginning in 2028.

No provision was made for federal income tax since the Company has net operating losses.  The provision for income taxes included in the accompanying financial statements consists of the state minimum tax imposed on corporations.

7.	EQUITY

March 2008 Financing

On March 13, 2008, concurrent with the Exchange Transaction described in Note 1, we completed the sale of 2,666,668 units at $0.75 per unit, each unit consisting of one share of common stock and one stock purchase warrant.  Each warrant is exercisable into an additional common share at $1.25 per share.

Jupili provided bridge financing to Global Trek Xploration of $1,000,000 pursuant to a convertible loan agreement.  The $1,000,000 loan plus accrued interest of $30,750 was converted into 1,374,334 units of the Company on the same terms and conditions as the private placement noted above.

The Company paid Jupili a success fee of 2% of the aggregate amount of the March 2008 Financing and the Bridge Financing of $60,000.

The issuance of the units in connection with the March 2008 Financing and upon conversion of the Jupili bridge loan is intended to be exempt from registration under the Securities Act pursuant to Regulation S. As such, these issued securities may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

We filed a Registration Statement on May 12, 2008 with the SEC to register the shares of common stock and the shares issuable upon exercise of the Warrants issued in the March 2008 Financing and to register the shares issued upon conversion of the Jupili bridge loan (the “Registration Statement”).  This Registration Statement was subsequently amended and filed with the SEC on August 12, 2008. The Prospectus was filed on August 14, 2008 and Prospectus Supplements were filed on August 15, 2008 to incorporate the financial information for the period ended June 30, 2008 and on November 10, 2008 to incorporate the financial information for the period ended September 30, 2008.

May 2008 Financing

In May 2008 we completed a private placement (“May 2008 Financing”) of 1,732,000 units (“May 2008 Units”) of the Company’s securities at a price of $1.00 per unit.  Each of the May 2008 Units consisted of one common share and one share purchase warrant (“May 2008 Warrant”).  Each May 2008 Warrant is exercisable at an exercise price of $1.50 per share for a three-year term.   The common stock and common shares underlying the May 2008 Warrants sold in this May 2008 Financing have piggy-back registration rights.

We agreed to pay up to 10% cash and 10% warrant coverage as commissions to registered broker-dealers or unregistered finders in connection with the May 2008  Financing.  Mr. Matthew Williams, the brother of our Chief Financial Officer, Murray Williams, received $20,300 and 20,300 May 2008 Warrants from GTX Corp for his services as a finder. We paid an aggregate of $26,950 and issued 26,950 May 2008 Warrants as commissions to three (3) other unregistered finders. In addition we paid Meyers Associates LP, a registered broker-dealer, $76,500 in cash commission and 71,500 May 2008 Warrants for the May 2008 Financing that they arranged for us. Thus, in total we paid $123,750 and 118,750 May 2008 Warrants to registered broker-dealers or unregistered finders in connection with the May 2008 Financing.  The commissions are deemed a cost of capital and have been recorded at fair value as a reduction in additional paid-in capital in the accompanying consolidated financial statements.

Common Stock
In conjunction with the Exchange Transaction, all of the issued and outstanding shares of Global Trek Xploration at March 14, 2008 were exchanged to GTX Corp common shares on the basis of 0.8525343 common shares of GTX Corp for every one share of Global Trek Xploration.

As a result of the Exchange Transaction and the associated March 2008 Financing, (i) 13,999,960 shares of Deeas Resources common shares were recapitalized into GTX Corp, (ii) the Jupili bridge loan of $1,000,000 plus accrued interest of $30,750 was converted into 1,374,334 shares of common stock (as part of an above-described “Unit”) at $0.75 per unit and (iii) 2,666,668 shares of common stock (as part of an above-described “Unit”) were issued at $0.75 per unit in the March 2008 Financing.  In addition, as partial consideration for their work on the Exchange Agreement and the March 2008 Financing, our attorneys, Richardson & Patel, were issued 80,000 units valued at $0.75 per unit.

In addition to the 1,732,000 shares of stock sold to investors in connection with the May 2008 Financing, as a bonus for raising more than $1,000,000 of proceeds in this financing, Patrick E. Bertagna, our Chief Executive Officer and Chairman, Murray Williams, our Chief Financial Officer, and Patrick Aroff, a member of our board of directors, were each issued 40,000 shares of our common stock, and Louis Rosenbaum, a member of our board of directors, was issued 10,000 shares of our common stock. The grant-date fair value of these shares was $130,000 and is recorded as a cost of capital in the accompanying consolidated financial statements.

During the year ended December 31, 2008, the Company issued 510,000 shares of common stock from the 2008 Equity Compensation Plan at values ranging from of $0.65 to $1.60 per share to various members of management and consultants as compensation for services rendered, the grant-date fair value of which was estimated at $408,000.

During the year ended December 31, 2008, the Company issued 209,500 shares of common stock subject to restrictions upon transfer pursuant to Rule 144, as promulgated under the Securities Act of 1933, as amended, to various member of management, employees and consultants at values ranging from $0.19 to $1.60 per share as compensation for services rendered, the grant-date fair value of which was estimated at $203,930.

During May 2008, the Company entered into a one year agreement with a third-party public relations firm.  The terms of the agreement include the issuance of 17,500 shares of common stock to be paid to the public relations firm in 4 equal installments.  The 17,500 shares of common stock have been issued and are held by the company in escrow to be delivered to the public relations firm in four equal quarterly installments during the 1-year term of the agreement.  The fair value of these shares was estimated to be $37,625 based on the market price of the securities, as quoted on the OTCBB on the date of issuance.  During the year ended December 31, 2008, $25,082 has been expensed in the accompanying consolidated financial statements.

During July 2008, the Company entered into an agreement with a third-party consultant to assist in the development and promotion of the GTX technology.  The terms of the agreement provide for the issuance of 10,000 shares of common stock for services rendered from July to December 2008.  The shares are not to be granted until January 2009.  The fair value of these shares was estimated to be $3,950 based on the market price of the securities, as quoted on the OTCBB, over the term of the agreement.

During July 2008, the Company’s Board of Directors reserved for issuance a pool of 40,000 shares of “Unrestricted Stock” of the Company under the 2008 Equity Compensation Plan for grant and issuance to various consultants and/or employees in lieu of paying them cash for their services (the “Award Pool”).  The Company’s Board of Directors created a Stock Award Committee that has the authority to grant and issue awards from the Award Pool.  During August 2008, the Company engaged a consultant to perform research and development work.  The number of shares the consultant received for each particular month during the term equaled $12,000 divided by the closing price of the Company’s common stock on the last day of each month the consultant provided the services.  As of December 31, 2008, 32,577 shares of common stock valued at $24,000 had been issued to the consultant.

During July 2008, the Company’s Board of Directors reserved for issuance a pool of 35,000 shares of the Company’s common stock (“Restricted Stock Award Pool”) for grant and issuance to various consultants and/or employees in lieu of paying them cash for their services.  These shares of common stock are subject to restrictions upon transfer pursuant to Rule 144, as promulgated under the Securities Act of 1933, as amended.  The Company’s Board of Directors created a Stock Award Committee that has the authority to grant and issue awards from the Restricted Stock Award Pool.  During August 2008, the Company issued 8,000 shares of common stock at $1.60 per share from the Restricted Stock Award Pool to various consultants as compensation for services rendered, the grant-date fair value of which was estimated at $12,800.

Common Stock Warrants
Since inception, the Company has issued numerous warrants to purchase shares of the Company’s common stock to shareholders, consultants and employees as compensation for services rendered.  Prior to the Exchange Transaction, there were 4,721,877 warrants outstanding.  All of the 4,721,877 warrants were exercised prior to the Exchange Transaction in exchange for 2,394,121 shares of its $.001 par value common stock.  The Company offered a cashless exercise option to all of the warrant holders that did not want to pay cash to exercise all of their warrants.  Various warrant holders opted to accept the cashless exercise option resulting in the exercise of 3,493,635 warrants.   In addition, 356,763 warrants were exchanged in consideration for the settlement of $152,000 of indebtedness and related accrued interest.  Finally, 871,479 warrants were exercised for cash for proceeds of $398,799.

Of the 2,666,668 warrants sold in connection with March 2008 Financing, 1,000,002 and 1,666,666 are exercisable until March 14, 2009 and September 14, 2009, respectively.  The fair value of the 2,666,668 warrants was estimated to be $158,000 using the Black-Scholes option pricing model based on the following assumptions: expected dividend yield 0%, expected volatility 50%, risk-free interest rate 2%, and expected life of 12-18 months.

The fair value of the 1,374,334 warrants issued to Jupili in connection with the March 2008 Financing was estimated to be $97,000 using the Black-Scholes option pricing model based on the following assumptions: expected dividend yield 0%, expected volatility 50%, risk-free interest rate 2%, and expected life of 18 months.

On March 16, 2008, the Company issued 25,000 warrants to purchase 25,000 common shares at $0.75 per share, to a consultant for services rendered.  The warrants expire on March 31, 2010.  The fair value of the 25,000 warrants was estimated to be $5,510 using the Black-Scholes option pricing model based on the following assumptions: expected dividend yield 0%, expected volatility 50%, risk-free interest rate 2%, and expected life of 24 months and is recorded as compensation expense in the accompanying consolidated financial statements.

The fair value of the 80,000 warrants issued to our attorneys in conjunction with the March 2008 Financing units was estimated to be $12,000 using the Black-Scholes option pricing model based on the following assumptions: expected dividend yield 0%, expected volatility 50%, risk-free interest rate 3.0%, and expected life of 3 years.

The fair value of the 1,732,000 warrants issued in connection with the sale of the May 2008 Financing units was estimated to be $324,000 using the Black-Scholes option pricing model based on the following assumptions: expected dividend yield 0%, expected volatility 43%, risk-free interest rate 2.9%, and expected life of 3 years.

The fair value of the 118,750 warrants granted as commissions in connection with the May 2008 Financing was estimated to be $22,350 using the Black-Scholes option pricing model based on the following assumptions: expected dividend yield 0%, expected volatility 43%, risk-free interest rate 2.9%, and expected life of 3 years.

A summary of the Company’s warrant activity and related information for the twelve months ended December 31, 2008 is provided below:

		Number of
	Exercise Price	Warrants

Outstanding and exercisable at December 31, 2007	$0.42 – 0.59	4,721,877
Warrants exercised for cash	0.42 – 0.59	(871,479)
Cashless exercise of warrants	0.00	(3,493,635)
Warrants exercised as settlement of liabilities	0.42 – 0.59	(356,763)
Warrants granted	0.75 – 1.50	5,996,752
Outstanding and exercisable at December 31, 2008	0.75 - 1.50	5,996,752

Stock Warrants as of December 31, 2008
Exercise	Warrants	Remaining	Warrants
Price	Outstanding	Life (Years)	Exercisable

$1.50	1,850,750	2.42	1,850,750
$1.25	80,000	2.42	80,000
$1.25	1,000,002	0.25	1,000,002
$1.25	3,041,000	0.75	3,041,000
$0.75	25,000	1.25	25,000
	5,996,752		5,996,752

Common Stock Options
On March 14, 2008, we adopted the 2008 Equity Compensation Plan, the “2008 Plan,” pursuant to which we are authorized to grant stock options intended to qualify as Incentive Stock Options, “ISO”, under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified options, restricted and unrestricted stock awards and stock appreciation rights to purchase up to 7,000,000 shares of common stock to our employees, officers, directors and consultants, with the exception that ISOs may only be granted to employees of the Company and it’s subsidiaries, as defined in the 2008 Plan.  The 2008 Plan shall be administered by a committee consisting of two or more members of the Board of Directors or if a committee has not been elected, the Board of Directors of the Company shall serve as the committee.

The Company recognizes option expense ratably over the vesting periods.  For the year ended December 31, 2008, the Company recorded compensation expense related to options granted under the 2008 Plan of $341,992.

 The fair value of option grants was estimated using the Black-Scholes option-pricing model with the following assumptions for the year ended December 31, 2008:

Expected dividend yield	0.00%
Risk-free interest rate	1.5-3.3%
Expected volatility	40-70%
Expected life (in years)	4-6

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Plan provides for the issuance of a maximum of 7,000,000 shares of which, after adjusting for estimated pre-vesting forfeitures, approximately 2.9 million were still available for issuance as of March 13, 2009.

Stock option activity under the Plan for the year ended December 31, 2008 is summarized as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Grant Date Fair Value
Outstanding at December 31, 2007	-	$-	-
Options granted	4,913,000	$0.80	3.77	$1,746,024
Options exercised	-	$-	-
Options cancelled/forfeited/ expired	(350,000)	$0.75	-	(119,663)
Outstanding at December 31, 2008	4,563,000	$0.80	3.77	$1,626,361

Vested and expected to vest at December 31, 2008 (1)	3,433,000	$0.74	3.77	$1,154,407

Exercisable at December 31, 2008	246,922	$1.64	2.77	$65,719

(1)	The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

As of December 31, 2008, after adjusting for estimated pre-vested forfeitures, there was approximately $812,000 of unrecognized compensation cost related to unvested stock options which is expected to be recognized monthly over approximately 3 years.  The Company intends to issue new shares to satisfy share option exercises.

Share-Based Compensation Payments
Total non-cash compensation expense related to the issuance of stock, warrants, and options was as follows:

	December 31,
	2008	2007

Stock compensation	$677,762	$50,000
Warrant compensation	5,510	130,728
Options compensation	341,992	-
Total	$1,025,264	$180,728

Additionally, warrants valued at $22,350 and common stock valued at $130,000 were recorded as Additional Paid in Capital as a cost of raising capital during the year ended December 31, 2008.

8.	COMMITMENTS

On December 27, 2007, the Company renegotiated the month to month lease agreement for office space in Los Angeles, California and entered into a two year lease agreement.  During September 2008, this agreement was amended to include an additional office.  Additionally, in June 2008, the Company entered into a two year lease agreement for office space in Palo Alto, California and paid the first six months of the lease in advance. Future minimum lease payments as of December 31, 2008 under these lease agreements are as follows:

2009	$55,830
2010	21,030
$76,860

During February 2009, GTX sublet a portion of the office space in Palo Alto for $2,325 per month.  The term of the sublease is for the period from March 2009 to December 2009 and can be terminated by the lessee upon 90-days notification.

On May 16, 2008, the Company entered into an agreement with a public relations firm to provide quarterly research reports to both the Company and the public (upon approval by the Company) and to provide market intelligence, as well as feedback from investor meetings, emails and conversations initiated by the public relations firm.  In exchange for the services rendered, the public relations firm was granted 17,500 shares of the Company’s common stock valued at the closing price on May 7, 2008 of $2.15 per share (see Footnote #7).  In addition to the shares of common stock, the public relations firm is paid $2,500 per month.   The agreement will automatically renew on its one year anniversary unless cancelled at any time, by either party.

Several executive members of management have employment agreements which, among other provisions, provide for the payment of a bonus, as determined by the Board of Directors, in an amounts ranging from 15% to 50% of the executive’s yearly compensation, to be paid in cash or stock at the Company’s sole discretion, if the Company has an increase in year over year revenues and the Executive performs his duties (i) within the time frame budgeted for such duties and (ii) at or below the cost budgeted for such duties.

The Company has various consulting agreements totaling approximately $50,000 per month, which can be terminated at will.

9.	SUBSEQUENT EVENTS

On February 11, 2009, GTX incorporated Code Amber News Service, Inc. (“CANS”) in the State of Nevada with 75,000,000 authorized shares of common stock with a par value of $0.001 per share.  CANS is 100% owned and operated by GTX.  CANS is a U.S. and Canadian syndicator of all state Amber Alerts providing website tickers and news feeds to merchants, internet service providers, affiliate partners, corporate sponsors and local, state and federal agencies.

Subsequent to December 31, 2008, 675,000 shares of common stock were granted to employees, members of our management and consultants at a price equal to the fair market value of the common stock on the date of issuance and 120,000 options were granted to consultants at a price equal to the fair market value of the common stock on the date of grant.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                Other Expenses  of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Company relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee:

SEC Registration Fee	$89.60
Printing and Engraving Expenses	$-0-
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$1,250
Miscellaneous Expenses	$1,000
Total	$17,339.60

Item 14.                 Indemnification of Directors and Officers.

The Nevada Revised Statutes authorizes indemnification of a director, officer, employee or agent of the Company against expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of his or her having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence in performance of his or her duty.  In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires us to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

Further, pursuant to the Nevada Revised Statutes, the Company has adopted the following indemnification provisions in its Amended and Restated Bylaws for its directors and officers:

 “The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit, or proceeding by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit, or proceeding initiated by such person only if such action, suit, or proceeding was authorized by the Board of Directors. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.”

“The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been finally adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Notwithstanding the foregoing, the Corporation shall be required to indemnify an officer or director in connection with an action, suit, or proceeding initiated by such person only if such action, suit, or proceeding was authorized by the Board of Directors.”

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Item 15.               Recent Sales of Unregistered Securities.

The following table provides information about the sales of unregistered securities for the past three years.

A.           On March 14, 2008, pursuant to the Exchange Agreement, the Company issued 18,000,001 shares of its common stock to 60 shareholders in exchange for 100% of the outstanding shares of Global Trek Xploration.  The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act of 1933, as amended (“Securities Act”).  The Company made this determination based on the representations of the shareholders, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, or (c) had a pre-existing or personal relationship with the Company. Each shareholder further represented that he or she was acquiring our common stock for investment purposes not with a view to the resale or distribution thereof and understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

B.           In connection with the closing of the Exchange Agreement, on March 14, 2008 the Company also issued $2,000,000 of units (“Units”) of the Company at $0.75 per Unit to seven investors (the “Financing”).  Each of the 2,666,668 Units consisted of one share of common stock and one common stock purchase warrant (the “Warrants”).  Each Warrant was exercisable into an additional common share for a period of twelve or eighteen months at an exercise price of $1.25 per share.

On March 14, 2008, Jupili Investment S.A. converted a $1,000,000 bridge loan, plus accrued interest issued by GTX California into Units at $0.75 per Unit, based upon the same terms and conditions as the Financing (the “Note Conversion”).  As a result of the conversion, we issued to Jupili 1,374,334 shares of common stock and Warrants to purchase an aggregate of 1,374,334 shares of our common stock.

The Financing and Note Conversion were offshore transactions exempt from registration in reliance on Rule 903 of Regulation S of the Securities Act. None of the subscribers were U.S. persons at that term is defined in Regulation S. No directed selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. In issuing these securities, we relied on the exemption from the registration requirements of the Securities Act provided by Regulation S, promulgated thereunder. A legend was included on all offering materials and documents which stated that the securities have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. The offering materials and documents also contained a statement that hedging transactions involving the securities may not be conducted unless in compliance with the Securities Act.

C.           In May 2008 we completed a sale to thirty-two (32) investors (“Additional Financing”) of 1,732,000 units (“Additional Units”) of the Company’s securities at a price of $1.00 per Additional Unit. Each Additional Unit consisted of one share of common stock and one three-year common stock purchase warrant having an exercise price of $1.50 per share (“Additional Warrant”).  In connection with the Additional Financing, we also issued 130,000 shares to officers and directors of our Company.  Each Warrant is exercisable at an exercise price of $1.50 per share.  We agreed to pay up to 10% cash and 10% warrant coverage as commissions to registered broker-dealers or finders in connection with the Additional Financing.  As a result we paid an aggregate of $123,750 and 118,750 Additional Warrants as commissions. The common stock and common shares underlying the Additional Warrants sold in this Additional Financing have piggy-back registration rights. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

D.           On May 16, 2008, we entered into a consulting agreement with Vista Partners, LLC for consulting services whereby we agreed to issue an aggregate of 17,500 shares of our common stock valued at an aggregate of $37,625 to Vista Partners LLC as consideration for services. Services were rendered from May 16, 2008 until May 15, 2009. Four separate certificates for 4,375 shares each were delivered to Vista Partners, LLC during July 2008, October 2008, January 2009 and April 2009. The Company is relying upon exemption from registration requirements pursuant to Section 4(2) of the Securities Act for the issuance of these shares.

E.           During the year ended December 31, 2008, we issued 217,500 shares of common stock to a total of 18 employees, vendors and consultants in exchange for services rendered.  The services were valued at approximately $217,000.  The foregoing securities were issued without an underwriter or placement agent in a private transaction in reliance on the exemption from registration available pursuant to Section 4(2) of the Securities Act of 1933, as amended.

F.           From January 1, 2009 through December 7, 2009, we issued 717,000 shares of common stock to 26 members of this Company’s management, employees and consultants, at values ranging from $0.054 to $0.15 per share, as compensation for services rendered, the grant-date fair value of which was $50,450. An additional 100,000 shares of common stock were issued to a consultant whose services were not utilized and as such, the common stock was returned and cancelled during April 2009.  The foregoing shares were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 16.               Exhibits.

Exhibit Number	Description
2.1	Share Exchange Agreement dated March 4, 2008 by and among the Registrant, Global Trek Xploration, the stockholders of Global Trek Xploration and Jupili Investment S.A. (1)
3.1	Articles of Incorporation of the Registrant filed with the State of Nevada on April 7, 2006 (2)
3.2	Amended and Restated Bylaws of the Registrant(3)
5.1	Legal opinion of TroyGould PC*
10.1	Lease Agreement between Bar Code World Inc. and Patrick E. Bertagna, on the one hand, and Anjac Fashion Buildings dated December 27, 2007(3)
10.2	Employment Agreement between the Registrant and Patrick E. Bertagna dated March 14, 2008(3)
10.3	Employment Agreement between the Registrant and Christopher M. Walsh dated March 14, 2008(3)
10.4	Employment Agreement between the Registrant and Murray Williams dated March 14, 2008(3)
10.5	Form of Subscription Agreement(3)
10.6	License Agreement between Global Trek Xploration and My Athlete LLC dated September 15, 2007(3)
10.7	GTX Corp 2008 Equity Compensation Plan(3)
10.8	Form of Securities Purchase Agreement and Warrant Agreement (Additional Financing Transaction) (4)
10.9	Form of Securities Purchase Agreement and Warrant Agreement (Financing Transaction) (3)
10.10	Lease Agreement between Global Trek Xploration and the Mock Family Limited Partnership dated June 3, 2008 (5)
10.11	Investment Banking Advisory Agreement between Meyers Resources LP and GTX Corp dated May 6, 2008 (5)
10.12	Investment Agreement, dated November 16, 2009, between the Registrant and Dutchess Equity Fund, LP. (6)
10.13	Registration Rights Agreement, dated November 16, 2009, between the Registrant and Dutchess Equity Fund, LP. (6)
14.1	Code of Business Conduct and Ethics(3)
17.1	Resignation letter of Jeffrey Sharpe dated March 14, 2008(3)
21.1	Subsidiaries (3)
23.1	Consent of LBB & Associates Ltd., LLP*

* Filed herewith.
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8K dated March 10, 2008.
(2)	Incorporated by reference to the Registrant's Registration Statement on Form SB-2 as filed December 12, 2006.
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8K dated March 20, 2008.
(4)	Previously filed as part of the Registrant’s Registration Statement on Form S-1 (File No. 333-15086) and incorporated herein by reference.
(5)	Previously filed as part of the Amendment to Registrant’s Registration Statement on Form S-1/A (File No. 333-15086) and incorporated herein by reference.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8K dated November 16, 2009.

Item 17.               Undertakings.

(a)	The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Los Angeles, California on December 7, 2009.

GTX CORP

By:	/s/ Patrick E. Bertagna
Name:	Patrick E. Bertagna
Title:	President & Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick E. Bertagna and Murray Williams and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of GTX Corp) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Patrick E. Bertagna	Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2009
/s/ Murray Williams	Chief Financial Officer, Treasurer, Secretary (Principal Accounting Officer)	December 7, 2009
/s/ Jeffrey Sharpe	Director	December 7, 2009
/s/ Patrick Aroff	Director	December 7, 2009
/s/ Louis Rosenbaum	Director	December 7, 2009